UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant   [X]
Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement
[_]	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[_]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to Section 240.14a-12

Quest Diagnostics Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[_]	Fee paid previously with preliminary materials:

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Notice of 2011 Annual Meeting of Shareholders
Quest Diagnostics Incorporated
Three Giralda Farms
Madison, New Jersey
May 17, 2011, 10:30 a.m. local time

April 7, 2011

Dear Fellow Shareholder:

It is my pleasure to invite you to attend Quest Diagnostics’ 2011 Annual Meeting of Shareholders. At the meeting, we will act on the following proposals:

•	electing two members of the Board of Directors;

•	ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011;

•	conducting an advisory vote on executive compensation;

•	conducting an advisory vote on the frequency of executive compensation advisory votes; and

•	such other business as may properly come before the meeting.

Attendance at the meeting is limited to shareholders of record at the close of business on March 18, 2011, or their duly appointed proxy holder.

We enclose our proxy statement, our Annual Report and a proxy card. Your vote is very important. Whether or not you plan to attend the meeting, I urge you to vote your shares. Most shareholders may vote via mail, telephone or the Internet. Instructions on how to vote are included with your proxy card and these proxy materials. Please submit your proxy promptly.

Thank you for your continued support of Quest Diagnostics.

Sincerely,
Surya N. Mohapatra, Ph.D. Chairman, President and Chief Executive Officer

i

PROXY STATEMENT

QUEST DIAGNOSTICS INCORPORATED
Three Giralda Farms
Madison, New Jersey 07940
(973) 520-2700

INFORMATION ABOUT OUR 2011 ANNUAL MEETING

This proxy statement and form of proxy and voting instructions are being mailed starting on or about April 7, 2011.

Who is soliciting my vote?

The Board of Directors (the “Board of Directors” or the “Board”) of Quest Diagnostics Incorporated, a Delaware corporation (“Quest Diagnostics,” the “Company,” “we” or “our”), is soliciting your vote for our 2011 annual meeting.

What will I vote on?

You are being asked to vote on:

•	election of two directors for a three-year term;

•	ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2011;

•	an advisory proposal on executive compensation; and

•	an advisory proposal on the frequency of executive compensation advisory votes.

Who can vote at the annual meeting?

Holders of our common stock as of the close of business on the record date will be entitled to vote at the annual meeting and at any adjournment or postponement of the annual meeting. March 18, 2011 is the record date.

How many votes can be cast by all shareholders?

On the record date, there were 157,092,739 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the annual meeting.

How many votes must be present to hold the annual meeting?

We need a majority of the votes that may be cast, present in person or represented by proxy, to hold the annual meeting. We urge you to submit a proxy even if you plan to attend the annual meeting. That will help us to know as soon as possible that sufficient votes will be present to hold the annual meeting.

How do I vote if I am a holder of record (that is, I hold my shares in my name with the Company’s transfer agent)?

If you are a holder of record, you may vote by submitting your proxy via the Internet, mail or telephone or by attending the annual meeting and voting in person. The directions for telephone and Internet proxy submission are on your proxy card. If you choose to submit your proxy on the Internet, go to www.cesvote.com. If you choose to submit your proxy by mail, simply mark, sign and date your proxy card and return it in the enclosed postage pre-paid envelope. You can also submit your proxy by calling 1-888-693-8683. If you return a signed proxy card without indicating your vote, your shares will be voted according to the Board’s recommendation.

How do I vote if I hold my shares in street name (that is, through a broker, bank or other holder of record)?

If you hold your shares in street name, please follow the voting instructions forwarded to you by your bank, broker or other holder of record. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other holder of record authorizing you to vote and bring the proxy to the annual meeting. Please note that if you hold your shares in street name, you must cast your vote if you want your shares to count in the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of executive compensation advisory votes. If you do not instruct your broker how to vote on these matters, no vote will be cast on your behalf. Brokers continue, however, to have discretion to vote uninstructed shares on the ratification of the appointment of our independent registered public accounting firm.

How many votes will be required to elect directors?

Each director will be elected by a majority of votes cast with respect to such director. A “majority of votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that director nominee. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover” director. As required by the Company’s by-laws, each director nominee has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by the shareholders and the Board accepts the resignation. If a director is not elected, the Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation or take other action. The Board will decide whether to accept or reject the resignation or take other action and publicly disclose its decision and, if it rejects the resignation, the rationale behind the decision, within 120 days after the election results are certified.

How many votes will be required to adopt the other proposals?

The ratification of PwC’s appointment requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon. The approval of the advisory vote on executive compensation and the advisory vote on the frequency of executive compensation advisory votes each requires the affirmative vote of a majority of votes cast with respect to such proposal. A “majority of votes cast” means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal.

Can I change or revoke my proxy?

Yes. You may revoke your proxy at any time before your shares are voted by:

•	submitting a later proxy, including by telephone or the Internet;

•	delivering a written revocation notice to William J. O’Shaughnessy, Jr., Corporate Secretary, Quest Diagnostics Incorporated, Three Giralda Farms, Madison, New Jersey 07940; or

•	voting in person at the annual meeting.

What if I vote to abstain?

Shares voting “abstain” on the ratification of PwC’s appointment will be counted as present for purposes of that proposal and will have the effect of a vote against the proposal. Shares voting “abstain” for any nominee for director, the advisory vote on executive compensation or the advisory vote on the frequency of executive compensation advisory votes will be excluded entirely from the vote and will have no effect on the election of that nominee or matter, as the case may be.

What happens if I do not vote?

If you are a record holder and do not vote your shares, your shares will not be voted.

If you hold your shares in street name, you must cast your vote if you want your shares to count for the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of executive compensation advisory votes. If you do not instruct your broker how to vote on these matters, no vote will be cast on your behalf. Brokers continue, however, to have discretion to vote uninstructed shares on the ratification of the appointment of our independent registered public accounting firm.

If you are a participant in the Quest Diagnostics Profit Sharing Plan and you do not submit voting instructions in respect of shares held on your behalf in that plan, then, except as otherwise required by law, the plan trustee will vote your shares in the same proportion as the voting instructions that it receives from other participants in that plan. If you hold shares in the Company’s Employee Stock Purchase Plan and you do not submit voting instructions in respect of shares held in that plan, those shares will not be voted.

What if there is voting on other matters?

We do not know of any other matters that may be presented for action at the meeting other than those described in this proxy statement. If any other matter properly is brought before the meeting, the proxy holders will have the discretion to vote on those matters for you.

How can I attend the annual meeting?

Only shareholders as of the record date (or their proxy holders) may attend the annual meeting. All shareholders seeking admission to the meeting must present photo identification. If you hold your shares in street name, to gain admission to the meeting you also must provide proof of ownership of your shares as of the record date. Proof of ownership may be a letter or account statement from your broker or bank.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is voted.

Who will pay the expenses incurred in connection with the solicitation of my vote?

The Company pays the cost of preparing proxy materials and soliciting your vote. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit proxies on our behalf by telephone, mail, electronic or facsimile transmission, in person or by other means of communication. We also have hired D. F. King & Co., Inc. to solicit proxies and for these services we will pay an estimated fee of $10,000, plus expenses.

Whom should I call with other questions?

If you have additional questions about this proxy statement or the annual meeting or would like additional copies of this document or our 2010 Annual Report on Form 10-K, please contact Investor Relations, Quest Diagnostics Incorporated, 3 Giralda Farms, Madison, N.J. 07940; email address: Investor@QuestDiagnostics.com.

MATTER TO BE CONSIDERED AT THE ANNUAL MEETING

Proposal No. 1—Election of Directors

The Board currently has nine directors divided into three classes. Members of each class serve for a three-year term. Shareholders elect one class of directors at each annual meeting. Each director holds office until his or her successor has been elected and qualified or the director’s earlier resignation, death or removal. Rosanne Haggerty, whose term expires in 2011, has informed the Company that she will retire when her term expires at the 2011 annual meeting, and will not stand for re-election. Therefore, upon Ms. Haggerty’s retirement, the size of the Board will be reduced to eight (8) directors and the class of directors whose term expires in 2014 will be reduced from three (3) to two (2). The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director of the Company, business experience, other director positions and the experience, qualifications, attributes and skills that led the Board to conclude as of the date of this proxy statement that the person should serve as a director of the Company.

Nominees for Election

Based on the recommendation of the Governance Committee, the Board nominated William F. Buehler and Daniel C. Stanzione to serve as directors for a term expiring at the 2014 annual meeting. Each nominee currently is a director of the Company. The Board believes that each nominee possesses the qualities and experience that nominees should possess in accordance with the Company’s Corporate Governance Guidelines, which set forth the Board’s philosophy regarding Board composition and identify key qualifications and other considerations (the relevant portion of the Company’s Corporate Governance Guidelines is set forth below in the section entitled “Information About Our Corporate Governance—Board Nomination Process.”) Each nominee has consented to serve if elected.

Directors with Terms Expiring at the 2011 Annual Meeting

William F. Buehler, 71, retired in 2001 as Vice Chairman of Xerox Corporation, which he joined in 1991. At Xerox, Mr. Buehler was responsible for five business groups: Production Systems, Office Document Products, Document Services, Channels and Supplies. He also oversaw Corporate Strategic Services, Business Development and Systems Software and Architecture. Prior to joining Xerox, Mr. Buehler spent 27 years with AT&T, primarily in sales, marketing and general management positions. Mr. Buehler is a director of A.O. Smith Corporation. Mr. Buehler has been a director of Quest Diagnostics since July 1998. He has extensive executive experience, including in sales, marketing and strategic planning, with multinational corporations operating in complex industries.

Daniel C. Stanzione, Ph.D., 65, retired from Lucent Technologies Incorporated in 2000 and is President Emeritus of Bell Laboratories and an independent consultant. Dr. Stanzione began his career in 1972 with Bell Laboratories, where he led the teams working on the first microprocessors and digital signal processors. He was appointed President of Network Systems, Lucent’s largest business unit, in 1996 and was appointed Chief Operating Officer of Lucent in 1997. Dr. Stanzione is a director of InterNAP Network Services Corporation, where he serves as non-executive chairman of the board. Dr. Stanzione served as a director of Avaya Inc. from 2000 until 2007. He has been a director of Quest Diagnostics since January 1997. Dr. Stanzione has extensive executive experience, including in general management and strategic planning, with multinational corporations operating in complex industries.

Directors Continuing in Office

Directors with Terms Expiring at the 2012 Annual Meeting

Jenne K. Britell, Ph.D., 68, joined Brock Capital Group LLC in March 2010 as a Senior Managing Director, advising companies and investors regarding strategy, acquisitions and asset deployment, including in connection with financial services. From 2001 to 2009, she was the Chairman and Chief Executive Officer of Structured Ventures, Inc., which advised domestic and foreign companies on financial services products and strategy. From 1996 to 2000, she was a senior officer of GE Capital, serving as President of GE Capital Global Commercial & Mortgage Banking and Executive Vice President of GE Capital Global Consumer Finance from 1999 to 2000 and serving as President and Chief Executive Officer of GE Capital Central and Eastern Europe from 1998 to mid-1999. Dr. Britell is the non-executive chair of United Rentals, Inc. and a director of Crown Holdings, Inc. She is a trustee of the Fox Chase Cancer Center and a director of the U.S. Russia Foundation for Entrepreneurship and the Rule of Law and the U.S. Russia Investment Fund. Dr. Britell served as a director of Lincoln National Corporation from 2001 to 2006, of West Pharmaceuticals Corporation from 2005 until 2008 and of Aames Investment Corporation from 2001 until 2006. She has been a director of Quest Diagnostics since August 2005. She has extensive executive and advisory experience, including in corporate finance, capital markets, international business and strategic planning, with multinational corporations operating in complex, regulated industries.

Gail R. Wilensky, Ph.D., 67, is a Senior Fellow at Project HOPE, an international non-profit health foundation, which she joined in 1993. From 2008 through 2009, Dr. Wilensky served as President of the Defense Health Board, an advisory board in the Department of Defense. From 1997 to 2001, she was the chair of the Medicare Payment Advisory Commission. From 1995 to 1997, she chaired the Physician Payment Review Commission. In 1992 and 1993, Dr. Wilensky served as a deputy assistant to the President of the United States for policy development relating to health and welfare issues. From 1990 to 1992, she was the administrator of the Health Care Financing Administration where she directed the Medicare and Medicaid programs. Dr. Wilensky is a director of Cephalon Inc., SRA International, Inc. and UnitedHealthcare Corporation. She served as a director of Manor Care Inc. from 1998 until 2007 and of Gentiva Health Services, Inc. from 2000 until 2009. Dr. Wilensky also served as a Commissioner of the World Health Organization’s Commission on the Social Determinants of Health and as the Non-Department Co-Chair of the Defense Department’s Task Force on the Future of Military Health Care. She has been a director of Quest Diagnostics since January 1997. Dr. Wilensky has extensive experience, including in strategic planning, as a senior advisor to the U.S. government and private enterprises regarding healthcare issues and the operation of the U.S. healthcare system.

John B. Ziegler, 65, retired in January 2006 as the President, Worldwide Consumer Healthcare, of GlaxoSmithKline plc (the parent of SmithKline Beecham plc). Mr. Ziegler joined SmithKline Beecham in 1991 as the head of SB Consumer Healthcare - North American Division. He was Executive Vice President of SmithKline Beecham from 1996 to 1998 and became President, Worldwide Consumer Healthcare in 1998. He has been a director of Quest Diagnostics since May 2000. Mr. Ziegler originally was recommended by SmithKline Beecham for nomination as a director of Quest Diagnostics pursuant to the stockholders agreement, now terminated, with SmithKline Beecham. See “Related Person Transactions—GlaxoSmithKline” on page 14. He has extensive executive experience, including in sales, marketing, strategic planning and international operations, with multinational corporations operating in the healthcare industry.

Directors with Terms Expiring at the 2013 Annual Meeting

John C. Baldwin, M.D., 62, is Senior Advisor for Health Affairs to the Texas Tech University System and a tenured professor. He oversees health research, education, and accreditation issues for the university. From 2007 to 2009, he served as President of Texas Tech University Health Sciences Center. From 2005 to 2007, he was President and Chief Executive Officer of CBR Institute for Biomedical Research. From 1998 to 2005, Dr. Baldwin was the Associate Provost for Health Affairs at Dartmouth College and Professor of Surgery at Dartmouth Medical School. From 1994 to 1998, Dr. Baldwin was the head of the surgical programs at Baylor College of Medicine and its affiliated hospitals. Dr. Baldwin was also the Governor of the American College of Surgeons from 1991 through 1997 and the President of the International Society of Cardiothoracic Surgeons in 1999. Dr. Baldwin has served as the Vice-Chair of the Board of Overseers of Harvard University. Dr. Baldwin served as a director of Massey Energy Company from 2004 until 2006. He has been a director of Quest Diagnostics since May 2004. Dr. Baldwin has extensive executive experience, including in strategic planning, with major organizations, and extensive experience with healthcare issues and the operation of the U.S. healthcare system, including as a practicing physician.

Surya N. Mohapatra, Ph.D., 61, is Chairman of the Board, President and Chief Executive Officer of Quest Diagnostics. Prior to joining the Company in February 1999 as Senior Vice President and Chief Operating Officer, he was Senior Vice President of Picker International, a worldwide leader in advanced medical imaging technologies, where he served in various executive positions during his 18-year tenure. Dr. Mohapatra was appointed President and Chief Operating Officer of the Company in June 1999, Chief Executive Officer in May 2004, and Chairman of the Board in December 2004. Dr. Mohapatra also is a director of ITT Corporation, a Trustee of The Rockefeller University and a member of the Corporate Advisory Board of Johns Hopkins Carey Business School. Dr. Mohapatra served as a director of Vasogen, Inc. from 2002 to 2006. He has been a director of Quest Diagnostics since October 2002. Dr. Mohapatra has experience at Quest Diagnostics, including as President and Chief Executive Officer, that provides him unique insights into the Company’s operations, challenges and opportunities, and he has extensive executive experience in international operations and medical diagnostics.

Gary M. Pfeiffer, 61, retired in 2006 as the Senior Vice President and Chief Financial Officer of E.I. du Pont de Nemours and Company. He joined DuPont in 1974, where he held positions of increasing responsibility in finance and international operations, as well as in various DuPont divisions. Mr. Pfeiffer served as Secretary of Finance for the state of Delaware from January through June 2009. Mr. Pfeiffer is a director of InterNAP Network Services Corporation and the non-executive chair of the board of Talbots, Inc. He is the Chair-Elect of the Board of Directors Christiana Care Health System, a regional hospital system located in Delaware, and serves on the advisory board of Greentech Capital Advisors, LLC. Mr. Pfeiffer has been a director of Quest Diagnostics since December 2004. He has extensive executive experience, including in corporate finance, accounting, international operations, and strategic planning, with a multinational corporation operating in complex industries.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THESE NOMINEES UNLESS OTHERWISE INSTRUCTED.

INFORMATION ABOUT OUR CORPORATE GOVERNANCE

Governance Practices

The Board of Directors believes that good corporate governance is important. The Board has adopted a set of Corporate Governance Guidelines to enhance its own effectiveness and to demonstrate its commitment to strong corporate governance for the Company. The Board reviews these Guidelines from time to time for possible revision, including in response to changing regulatory requirements, evolving practices and the concerns of our shareholders. The Company also has adopted a Code of Business Ethics applicable to all directors, officers and employees. The Corporate Governance Guidelines and Code of Business Ethics are published on our corporate governance website at www.QuestDiagnostics.com/governance.

In addition to the highlights of our corporate governance practices described below, our Board has adopted the following practices.

•

Non-management directors meet privately in executive sessions with the Lead Independent Director presiding at all regularly scheduled meetings. Independent directors meet privately in executive sessions at least once per year with the Lead Independent Director presiding.

•

The Board assesses annually its structure and performance, including reviewing the Board’s activities against those set out in its Corporate Governance Guidelines and committee charters and making recommendations for changes or improvements in practices or structure.

•	The Board reviews annually senior management succession planning and reviews Company policies for the development of management personnel.

•	Independent directors have unlimited access to officers and employees of the Company.

•

Directors are regularly updated by senior management, our independent registered public accounting firm and compensation consultants on changes in the Company’s businesses, its markets and best practices in general. Directors also are offered the opportunity to attend director education programs offered by third parties.

•	Independent directors receive a significant portion of their annual compensation in equity to further align their interests with the interests of our shareholders.

•

The Board and each committee have access to independent legal, financial or other advisors as they deem necessary, without obtaining management approval, but no committee may engage the Company’s independent registered public accounting firm to perform any services without the approval of the Audit and Finance Committee.

•

In considering committee assignments for directors, the Governance Committee considers the rotation of committee chairs and members with a view toward balancing the benefits derived from continuity against the benefits derived from the diversity of experience and viewpoints of the various directors.

•	Committees report on their activities to the Board at each Board meeting.

•	Materials related to agenda items are provided to directors sufficiently in advance of meetings to allow the directors to prepare for discussion of the items.

Director Independence

The Board of Directors assesses annually the independence of each director in accordance with the Company’s Corporate Governance Guidelines and New York Stock Exchange listing standards. The independence guidelines in the Company’s Corporate Governance Guidelines are consistent with the independence requirements in the New York Stock Exchange listing standards and include guidelines as to categories of relationships that are considered not material for purposes of director independence. Our Corporate Governance Guidelines are available on our corporate governance website at www.QuestDiagnostics.com/governance.

The Board has determined that a substantial majority (eight of nine) of our directors is independent. Each member, including the chair, of each of the Audit and Finance Committee, the Compensation Committee, the Governance Committee and the Quality, Safety & Compliance Committee qualifies as independent. The Board has determined the following directors to be independent: John C. Baldwin, Jenne K. Britell, William F. Buehler, Rosanne Haggerty, Gary M. Pfeiffer, Daniel C. Stanzione, Gail R. Wilensky and John B. Ziegler. Surya N. Mohapatra, the Chairman of the Board, President and Chief Executive Officer of the Company, is not independent because he is a Company officer.

Shareholder Access

•

Shareholders and any other person may communicate with the Board by sending an email to our Lead Independent Director at LeadIndependentDirector@QuestDiagnostics.com or by writing to the full Board or any individual director or any group or committee of directors, c/o Corporate Secretary, Three Giralda Farms, Madison, New Jersey 07940. Communications received at the email address are automatically routed to our Lead Independent Director with a copy to our General Counsel and Corporate Secretary. The Lead Independent Director determines whether any such communication should be distributed to other members of the Board. Communications received by the Corporate Secretary addressed as set forth above, other than communications unrelated to the duties and responsibilities of the Board of Directors, are forwarded to the intended directors.

•

The Audit and Finance Committee established a procedure whereby complaints and concerns with respect to accounting, internal controls and auditing matters may be submitted to the Audit and Finance Committee. All communications received by a director relating to the Company’s accounting, internal controls or auditing matters are immediately forwarded to the Chairman of the Audit and Finance Committee and are investigated and responded to in accordance with the procedures established by the Audit and Finance Committee. In addition, the Company has established a hotline (known as CHEQline) pursuant to which employees can anonymously report accounting, internal controls and financial irregularities (as well as compliance concerns on other laws).

•

Our policy is, where practical, to schedule the annual shareholders meeting on a day on which we also schedule a regular Board meeting. This year, we have scheduled a regular Board meeting on the date of the annual meeting. We encourage our directors to attend each annual shareholders meeting and expect that all of our directors will attend the annual meeting this year. All of our directors attended the 2010 annual shareholders meeting.

Board Nomination Process

The Governance Committee is responsible for reviewing with the Board, on an annual basis, the composition of the Board as a whole and whether the Company is being well served by the directors, taking into account each director’s independence, skills, experience, availability for service to the Company and other factors the Governance Committee deems appropriate. The Governance Committee is responsible for recommending director nominees to the Board, including renomination of persons who are already directors. The Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Governance Committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on his or her own merits, taking into account the Company’s needs and the composition of the Board. Recommendations are made by the Governance Committee in accordance with the Company’s Corporate Governance Guidelines, which set forth the Board’s philosophy regarding Board composition and identify key qualifications and other considerations. The Governance Committee believes that the Board should be comprised of individuals whose backgrounds and experience complement those of other Board members, and also considers whether a prospective nominee promotes a diversity of talent, skill, expertise, background, perspective and experience, including with respect to age, gender, ethnicity, place of residence and specialized experience. The Governance Committee does not assign specific weights to particular criteria and nominees are not required to possess any particular attribute. The key qualifications and other considerations set forth in the Company’s Corporate Governance Guidelines are set forth below.

™	Qualifications:

■	Reputation for highest ethical standards and integrity consistent with Quest Diagnostics’ values of Quality, Integrity, Innovation, Accountability, Collaboration and Leadership; and

■	Relevant experience such as:

•	Chief Executive Officer or Chief Operating Officer (or similar responsibilities) current or past;

•	Demonstrated expertise in business function(s) such as sales, operations, finance, strategy, legal or human resources; or

•	Medical practitioner and/or science and health thought leader.

™	Other considerations:

■	Independence;

■	Prior experience as a director or executive officer of a public company;

■	Number of current board positions and other time commitments; and

■	Overall range of skills, experience and seniority represented by the Board as a whole.

The Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. Shareholders may recommend candidates for consideration as director by sending an email to our Lead Independent Director at LeadIndependentDirector@QuestDiagnostics.com or writing to the full Board or any independent Board member, c/o Corporate Secretary, Three Giralda Farms, Madison, New Jersey 07940. The recommendation should contain the proposed nominee’s name, biographical information and relationship to the shareholder. The Governance Committee evaluates shareholder recommendations for director candidates in the same manner as other director candidate recommendations. Shareholders may also nominate director candidates. See “Information About Our 2012 Annual Meeting” on page 44 for information regarding the process and deadline for shareholders to submit director nominations for the 2012 annual meeting.

When the Governance Committee identifies a need to add a new Board member, the Governance Committee identifies candidates by seeking input from Board members and considering recommendations for nominees submitted by other sources, including shareholders. The Governance Committee also from time to time hires third-party search firms to assist in identifying and evaluating candidates for nomination. After the Governance Committee ranks the candidates, the Chairman of the Board, President and Chief Executive Officer, the Lead Independent Director and other Board members interview the candidates selected by the Governance Committee. Members of senior management also may interview candidates. After the interview process, the Governance Committee re-assesses the candidates and then makes its recommendation for director candidates to the Board, which determines which candidates are nominated for election by the shareholders or elected by the Board.

Board Committees

In order to fulfill its responsibilities, the Board has delegated certain authority to its committees. There are five standing committees. During 2010, the Board held 13 meetings. Each of our directors attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. Any director may attend meetings of any committee of which the director is not a member. The following table shows the membership of each of the committees since the 2010 annual shareholders meeting and the number of meetings held by each committee in 2010.

	Audit and Finance	Compensation	Governance	Quality, Safety & Compliance	Executive
John C. Baldwin, M.D.
Jenne K. Britell, Ph.D.
William F. Buehler
Rosanne Haggerty
Surya N. Mohapatra, Ph.D.
Gary M. Pfeiffer
Daniel C. Stanzione, Ph.D.
Gail R. Wilensky, Ph.D.
John B. Ziegler
Number of meetings	13	6	4	5	0

For each year, a schedule of Board meetings is established before the year begins. Committee meetings are generally scheduled for the day before, or the day of, meetings of the full Board. The Board and each committee also hold such additional meetings as the Board or committee, respectively, determines necessary or appropriate.

A brief description of each of the Board committees and their functions is set forth below. Additional information about the committees can be found in their charters, which are available on our corporate governance website at www.QuestDiagnostics.com/governance.

Audit and Finance Committee

The Audit and Finance Committee:

•

Assists the Board in monitoring the quality and integrity of the financial statements and financial reporting procedures of the Company and the Company’s compliance with legal and regulatory requirements.

•	Oversees management’s accounting for the Company’s financial results and reviews the timeliness and adequacy of the reporting of those results and related judgments.

•	Oversees the internal audit function and makes inquiry into the audits of the Company’s books performed internally and by the outside independent registered public accounting firm.

•	Appoints the independent registered public accounting firm, monitors its qualifications, independence and performance, approves its compensation and pre-approves the services it performs.

•	Reviews with the Company’s independent registered public accounting firm, and informs the Board of, any significant accounting matters, including critical accounting policies and judgments.

•	Advises and makes recommendations with regard to certain financing transactions and other significant financial policies and actions.

•

Establishes procedures for the receipt, retention and treatment of complaints relating to accounting, internal accounting controls, and for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

•	Reviews and reports to the Board on the Company’s management of its financial resources.

•	Reviews annually its performance.

The Board has determined that each of Jenne K. Britell and Gary M. Pfeiffer qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. For descriptions of the experience of Dr. Britell and Mr. Pfeiffer, see “Proposal No. 1—Election of Directors” beginning on page 3.

Compensation Committee

The Compensation Committee:

•

Reports to the Board with respect to the performance of the Chief Executive Officer and reviews and approves the compensation of the Chief Executive Officer based on the directors’ evaluation of the Chief Executive Officer and the Company’s financial performance, competitive compensation data and other factors.

•	Oversees the performance of other executive officers and annually reviews and approves their annual base salary, annual incentive compensation and long-term incentive compensation.

•

Annually reviews the compensation arrangements for the Company’s executive officers to assess whether they encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

•	Annually reviews and recommends to the Board the compensation of the Company’s non-employee directors.

•

Administers, or makes recommendations to the Board regarding, the equity-based, incentive compensation and retirement plans, policies and programs of the Company. The Committee may delegate the administration of plans, policies and programs as appropriate, including to executive officers of the Company and to the Company’s Human Resources department.

•	Supports the Board in the senior management succession planning process.

•	Reviews and approves, for executive officers, employment agreements, severance benefits and other special benefits.

•	Reviews annually its performance.

For a discussion of the role of executive officers and compensation consultants in connection with determining or recommending executive compensation, see “Compensation Discussion and Analysis” beginning on page 18. During 2010, the Compensation Committee requested that the compensation consultant it engaged, Pay Governance LLC, review the competitiveness of the Company’s non-employee director compensation program, and the consultant provided recommendations to the Committee regarding the form and amount of non-employee director compensation.

Governance Committee

The Governance Committee:

•

Identifies individuals qualified to become Board members, and reviews and recommends possible candidates for Board membership, taking into account such criteria as independence, diversity, age, skills, occupation and experience in the context of the needs of the Board.

•	Reviews the structure of the Board, its committee structure and overall size.

•	Monitors developments in corporate governance.

•	Reviews the Company’s Corporate Governance Guidelines and recommends to the Board such changes to the Guidelines, if any, as the Committee may determine.

•	Recommends for Board approval assignments of directors to Board committees.

•	Reviews relationships and transactions of directors, executive officers and senior financial officers for possible conflicts of interest.

•	Monitors compliance with the Company’s Code of Business Ethics.

•

Reviews and approves transactions or proposed transactions in which a related person is likely to have a direct or indirect material interest pursuant to the Company’s Statement of Policy and Procedures for the Review and Approval of Related Person Transactions.

•	Oversees the Board and each Board committee in their annual self-evaluation.

•	Reviews annually its performance.

Quality, Safety & Compliance Committee

The Quality, Safety & Compliance Committee:

•

Reviews the Company’s policies, programs and performance relating to billing compliance, environmental health and safety, equal opportunity employment practices, fraud and abuse, and medical quality assurance.

•

Reviews the organization, responsibilities, plans, results, budget and staffing of the Company’s Compliance Department, and reviews significant reports to management, or summaries thereof, regarding the Company’s compliance policies, practices, procedures and programs and management’s responses thereto.

•	Monitors significant external and internal investigations of the Company’s business as they relate to possible violations of law by the Company or its directors, officers, employees or agents.

•	Monitors significant regulatory, legislative and legal developments affecting the Company’s business.

•	Monitors material legal and medical quality matters and compliance with legal and regulatory requirements, and reports to the Audit and Finance Committee regarding the same.

•	Reviews annually its performance.

Executive Committee

The Executive Committee may act for the Board, except with respect to certain major corporate matters, such as mergers, election of directors, removal of directors or the Chief Executive Officer, amendment of the Company’s charter or by-laws, declaration of dividends and matters delegated to other Board committees.

Board Leadership Structure and Role in Risk Oversight

The Board operates under the leadership of our Chairman. At this time, the Board has determined that the Company’s President and Chief Executive Officer is best positioned to serve as Chairman. The Board believes that this leadership structure is in the best interest of the Company and its shareholders for the following reasons.

•

The President and Chief Executive Officer has primary responsibility for managing the Company on a daily basis. By serving as Chairman, the President and Chief Executive Officer helps ensure that key business issues and other important matters are brought to the Board’s attention.

•	We have numerous mechanisms in place to promote the appropriate level of independence and oversight in Board decisions:

™

Our Corporate Governance Guidelines provide that at least a majority of the Company’s directors shall be independent. At this time eight of nine directors are independent, and all the members of the Audit and Finance, Compensation, Governance and Quality, Safety and Compliance Committees also are independent.

™	The Board and each of its committees have complete access to management and the authority to retain independent advisors, as they deem appropriate.

™	The independent directors review the performance of the President and Chief Executive Officer annually.

™	We have published procedures for interested parties, including shareholders, to communicate with our directors.

•

We also have a Lead Independent Director. The Board believes that having a Lead Independent Director helps the administration and organization of the Board and facilitates the effective conduct of its duties, including the activities of the independent directors. Daniel C. Stanzione, Ph.D. currently serves as the Lead Independent Director. The principal responsibilities of the Lead Independent Director are to:

™	Preside over any executive session of the non-management directors or the independent directors;

™	Participate with the Chairman and Chief Executive Officer in the preparation of the agendas for Board meetings;

™	Serve as a member of the Executive Committee;

™	Coordinate providing timely feedback from the directors to the Chairman and Chief Executive Officer;

™	Serve as the principal contact for shareholder communications with the Board; and

™	Monitor, and if appropriate discuss with other directors, communications received from shareholders and others.

•	The Board retains the flexibility to revise our leadership structure if, in the exercise of its fiduciary duty, the Board determines that a different structure is appropriate.

The Board plays an active role in overseeing the Company’s key risks and has considered its role in risk oversight in determining the current Board leadership structure. The Company’s management is responsible for managing the risks, which it does through a committee of senior managers that leads the Company’s enterprise risk management program. The Board has delegated to its Audit and Finance Committee primary responsibility for overseeing that program. The Audit and Finance Committee receives periodic updates regarding the program. In addition, the Board’s Quality, Safety and Compliance Committee reviews the adequacy and effectiveness of policies and programs to ensure the Company’s compliance with laws and regulations applicable to its business (other than securities and accounting laws and regulations, which the Audit and Finance Committee oversees), and regularly receives reports regarding these topics. In addition, the Compensation Committee annually reviews the compensation arrangements for the Company’s executive officers to assess whether they encourage risk taking that is reasonably likely to have a material adverse effect on the Company. Each of these committees regularly updates the Board regarding its activities. In addition, each year the full Board of Directors reviews the enterprise risk management program.

Related Person Transactions

Review and Approval of Related Person Transactions

The Company has a written policy pursuant to which it evaluates proposed transactions involving a related person and the Company in which the amount involved exceeds $120,000. A related person is any director or executive officer of the Company, any immediate family member of a director or executive officer, or any person who owns 5% or more of the Company’s outstanding common stock. The office of the General Counsel is primarily responsible for the administration of the policy and for determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. Certain transactions are defined not to be related person transactions under the policy.

The Governance Committee reviews any proposed transaction in which a related person has a direct or indirect material interest, except for any compensation arrangements involving an immediate family member of a director or an executive officer. In the event that the General Counsel becomes aware of a related person transaction not approved in advance, the General Counsel will arrange for the related person transaction to be reviewed and, if appropriate, ratified at the next regularly scheduled meeting of the Governance Committee. Any member of the Governance Committee who is a related person with respect to a transaction under review may not participate in any review, consideration or approval of the transaction.

In considering any related person transaction, the Governance Committee determines whether the transaction is fair to the Company. In considering a proposed transaction involving a director or the immediate family member of a director, the Governance Committee also assesses whether the proposed transaction could reasonably be expected to impact the independence of the director under the Company’s Corporate Governance Guidelines, the New York Stock Exchange listing standards or other applicable rules.

Compensation arrangements involving an immediate family member of an executive officer are reviewed and approved by the Chief Executive Officer and the Vice President, Human Resources, unless such person is an immediate family member of the Chief Executive Officer, in which case the compensation arrangement is approved by the Compensation Committee. Compensation arrangements involving an immediate family member of a director are reviewed and approved by the Compensation Committee.

GlaxoSmithKline

Prior to February 4, 2011, SB Holdings Capital Inc., a subsidiary of SmithKline Beecham Corporation (“SmithKline Beecham”), owned 30,755,151 shares of the Company’s common stock. SmithKline Beecham, which is a subsidiary of GlaxoSmithKline plc. (“GSK”), obtained the shares on August 16, 1999 as partial consideration for its sale of SmithKline Beecham Clinical Laboratories, Inc. to the Company. In connection with the purchase, SmithKline Beecham agreed to indemnify Quest Diagnostics, on an after-tax basis, against certain matters primarily related to taxes and billing and professional liability claims.

At the closing of the acquisition, SmithKline Beecham and the Company entered into a stockholders agreement. During the term of the stockholders agreement, SmithKline Beecham had the right to designate two nominees to the Board (or, if required by UK Generally Accepted Accounting Principles, three nominees if the Board consists of more than ten directors) as long as SmithKline Beecham owned at least 20% of our outstanding common stock and one nominee to the Board as long as SmithKline Beecham owned at least 10% of our outstanding common stock. The stockholders agreement imposed limitations on the right of SmithKline Beecham to sell or vote its shares and prohibited SmithKline Beecham from acquiring in excess of 29.5% of our outstanding common stock.

Since the closing of the acquisition, SmithKline Beecham (or an affiliate) and the Company have been parties to a global clinical trials testing agreement under which the Company would serve as the primary or exclusive provider of SmithKline Beecham’s clinical trials testing requirements. Effective January 1, 2008, SmithKline Beecham, together and on behalf of its affiliates, and the Company entered into a new agreement, which has a scheduled termination date of December 31, 2014, under which the Company will be the principal provider of central laboratory testing services to support GSK’s clinical trials testing. In addition, on a selected basis, the Company may provide support for other early stage research and development activity. The new agreement was approved by the Board’s Governance Committee pursuant to the Company’s related person transaction policy. GSK pays the Company fees for its services. Net revenues with respect to services provided to GSK under the clinical trials agreement were approximately $63 million in 2010. This amount represents approximately one percent of the 2010 net revenues of the Company and less than one percent of the 2010 net revenues of GSK.

During 2010, the Company and GSK purchased additional goods and services from each other. These transactions were in the ordinary course of business and at prevailing market prices and were not material to either party.

During 2010, the Company and SmithKline Beecham extended the term of the stockholders agreement. The extension of the term of the stockholders agreement was approved by the Board’s Governance Committee pursuant to the Company’s related person transaction policy.

On February 4, 2011, pursuant to its existing share repurchase authority, the Company repurchased 15.4 million shares from SB Holdings Capital Inc. for an aggregate purchase price of $835 million, reflecting a negotiated discount from the closing price of the Company’s common stock on the date that the Company agreed to repurchase the shares. The Company’s repurchase of the common stock from SB Holdings Capital Inc. was approved by the Board’s Governance Committee pursuant to the Company’s related person transaction policy.

Mr. Ziegler was not involved with the negotiation of any of these arrangements or transactions.

Also on February 4, 2011, SB Holdings Capital Inc. sold its remaining shares of the Company’s common stock in an underwritten offering to the public. Subsequent to these transactions, GSK no longer beneficially owns any shares of our common stock, and the stockholders agreement between the Company and SmithKline Beecham no longer is in effect.

STOCK OWNERSHIP INFORMATION

We encourage our directors, officers and employees to own our common stock; owning our common stock aligns their interests with your interests as shareholders. The Company maintains stock ownership guidelines for its directors and executive officers. Under these guidelines, each director’s and executive officer’s ability to sell shares associated with equity awards is limited until the person satisfies a minimum ownership position. See also “Compensation Discussion and Analysis” beginning on page 18.

The following table shows the number of shares of the Company’s common stock beneficially owned by (1) each person who is known to the Company to own beneficially more than 5% of the Company’s common stock, (2) each director of the Company and each nominee, (3) each named executive officer and (4) all directors, nominees and executive officers of the Company as a group. Information in the table regarding the Company’s directors and executive officers is provided as of February 17, 2011.

Name	Number of Shares Beneficially Owned	Percentage of Class
Barrow, Hanley, Mewhinney & Strauss, LLC (1)	10,968,961	7.0%
Vanguard Windsor Funds—Windsor II Fund (2)	9,272,302	5.9%
Named Executive Officers (3)(4)(5)
Surya N. Mohapatra (6)	1,906,287	1.2%
Robert A. Hagemann	709,585	*
Jon R. Cohen	49,799	*
Joan E. Miller	271,353	*
Wayne R. Simmons	247,833	*
Directors (3)(5)(7)
John C. Baldwin	34,666	*
Jenne K. Britell	40,999	*
William F. Buehler	114,964	*
Rosanne Haggerty	94,843	*
Gary M. Pfeiffer	54,666	*
Daniel C. Stanzione	110,890	*
Gail R. Wilensky	109,890	*
John B. Ziegler	97,186	*
All directors and executive officers as a group (14 persons) (3, 4, 5, 6, 7)	4,339,461	2.8%

*	Less than 1%.

(1)

The business address of Barrow, Hanley, Mewhinney & Strauss, LLC (“Barrow”) is 2200 Ross Avenue, 31st Floor, Dallas, TX 75201. The ownership information is based on the information contained on a Schedule 13G filed by Barrow with the SEC on February 11, 2011.

(2)

The business address of Vanguard Windsor Funds—Windsor II Fund is 100 Vanguard Boulevard, Malvern, PA 19355. The ownership information is based on the information contained on a Schedule 13G filed by Vanguard with the SEC on February 10, 2011.

(3)	All directors and executive officers have sole voting power and sole dispositive power over all shares of common stock beneficially owned by them.

(4)

Includes shares of common stock which are subject to options issued under the Employee Long-Term Incentive Plan that were exercisable as of, or would become exercisable within 60 days of, February 17, 2011. Each person listed in the following chart had the right to purchase the number of shares set forth beside his or her name pursuant to such options.

Dr. Mohapatra	1,533,149	Dr. Miller	193,704
Mr. Hagemann	604,853	Dr. Cohen	41,110
Mr. Simmons	208,160

(5)

Does not include shares of common stock corresponding to restricted share units held by the directors and executive officers. Each person listed in the following chart holds the number of restricted share units, all of which were part of equity awards, set forth beside his or her name.

Mr. Hagemann	41,278	Dr. Britell	5,002
Mr. Simmons	20,083	Ms. Haggerty	3,890
Dr. Miller	26,327	Mr. Pfeiffer	3,335
Dr. Cohen	28,120	Dr. Stanzione	3,335
Dr. Baldwin	3,335	Dr. Wilensky	3,335
Mr. Buehler	3,335	Mr. Ziegler	6,668

(6)	Includes 22,760 shares of common stock beneficially owned indirectly by Dr. Mohapatra as grantor/trustee of a qualified grantor retained annuity trust.

(7)

Includes options issued under the Long-Term Incentive Plan for Non-Employee Directors that were exercisable as of, or would become exercisable within 60 days of, February 17, 2011. Each person listed in the following chart had the right to purchase the number of shares set forth beside his or her name pursuant to such options.

Dr. Baldwin	27,999	Mr. Pfeiffer	47,999
Mr. Buehler	97,999	Dr. Stanzione	97,999
Dr. Britell	35,499	Dr. Wilensky	97,999
Ms. Haggerty	89,399	Mr. Ziegler	87,150

2010 DIRECTORS COMPENSATION TABLE

The following table sets forth the 2010 compensation of our non-employee directors. Dr. Mohapatra, the only employee director, received no additional compensation for serving as a director.

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
John C. Baldwin	64,250	92,952	123,946	281,148
Jenne K. Britell	64,250	92,952	123,946	281,148
William F. Buehler	64,250	92,952	123,946	281,148
Rosanne Haggerty	53,750	92,952	123,946	270,648
Gary M. Pfeiffer	101,750	92,952	123,946	318,648
Daniel C. Stanzione	101,750	92,952	123,946	318,648
Gail R. Wilensky	62,750	92,952	123,946	279,648
John B. Ziegler	59,000	92,952	123,946	275,898

(1)	Includes amounts earned for 2010, including meeting fees for the fourth quarter of 2010 that were paid in January 2011. Does not include amounts paid in 2010 for 2009 meeting fees.

(2)

The values in this column represent the aggregate grant date fair values of the awards. Each of our non-employee directors received a single award of restricted share units on May 6, 2010, which was the date of our 2010 annual shareholders meeting. Restricted share units reported in this column were valued based on the average of the open and close prices of our common stock on the grant date. As of December 31, 2010, each non-employee director held the number of restricted share units set forth beside his or her name.

Dr. Baldwin	3,335	Mr. Pfeiffer	3,335
Dr. Britell	5,002	Dr. Stanzione	3,335
Mr. Buehler	3,335	Dr. Wilensky	3,335
Ms. Haggerty	3,890	Mr. Ziegler	6,668

(3)

The values in this column represent the aggregate grant date fair values of the awards. Each of our non-employee directors received a single award of stock options on May 6, 2010, which was the date of our 2010 annual shareholders meeting. The assumptions made when calculating the amounts in this column for 2010 awards are found in footnote 13 to the Consolidated Financial Statements of Quest Diagnostics Incorporated and its Subsidiaries, as filed with the SEC on Form 10-K for 2010. As of December 31, 2010, each non-employee director held options to purchase the number of shares of the Company’s common stock set forth beside his or her name below.

Dr. Baldwin	74,000	Mr. Pfeiffer	64,000
Dr. Britell	51,500	Dr. Stanzione	134,000
Mr. Buehler	114,000	Dr. Wilensky	134,000
Ms. Haggerty	105,400	Mr. Ziegler	124,331

Fees and Plans for Non-Employee Directors

None of our non-employee directors receives any consulting or other non-director fees from the Company.

Annual Cash Retainer Fees. Non-employee directors receive an annual cash retainer fee of $35,000, payable in quarterly installments of $8,750.

Meeting Fees. Non-employee directors receive a meeting fee of $1,500 for attending each Board or committee meeting at which a majority of directors attend in person and $750 for attending a meeting at which a majority of directors attend by telephone. Each director who serves as committee chair receives an additional $6,000 annual fee, except the Chair of the Audit and Finance Committee and the Lead Independent Director (who is also the Chair of the Governance Committee), each of whom receives an additional $30,000 annual fee.

Long-Term Incentive Plan for Non-Employee Directors. Each non-employee director participates in the Company’s Long-Term Incentive Plan for Non-Employee Directors (“Director Plan”). The Director Plan currently authorizes the grant of non-qualified stock options and/or a stock award (which may be in the form of shares or restricted share units) on the date of the annual shareholders meeting, in such proportions as the Board may determine, covering an aggregate of not more than 20,000 shares of the Company’s common stock. If a person is appointed or elected as a director other than on the date of the annual shareholders meeting, the Board may grant to such director a prorated option and/or stock award, in such proportions as the Board may determine. The Director Plan also permits a one-time grant to a non-employee director of stock options and stock awards covering an aggregate of not more than 40,000 shares of common stock of the Company upon initial election to the Board. The annual option grants become exercisable, and annual restricted share units generally vest and convert to shares of our common stock, in three equal annual installments, beginning on the first anniversary of the grant date, regardless of whether the non-employee director remains a director.

A director may elect to receive annual retainer and meeting fees in stock options or stock awards in lieu of cash. The number of options issued in lieu of cash for the retainer and meeting fees is based on the estimated value of such options using the lattice-based option-valuation model for recognizing expense for financial statement reporting purposes. The number of shares issued in lieu of cash for the retainer and meeting fees is based on the fair market value of the stock on the date that the cash payment would otherwise be made. Options granted in lieu of retainer and meeting fees vest immediately. Options granted in 2010 under the Director Plan, once vested, will be exercisable through the tenth anniversary of the date of grant even if the director’s service on the Board terminates. The aggregate number of shares of the Company’s common stock which may be issued pursuant to stock awards or the exercise of options granted under the Director Plan may not exceed 2,400,000 (subject to adjustments in certain circumstances). The exercise price of all stock options issued under the Director Plan is the fair market value of our common stock on the grant date.

Deferred Compensation Plan for Directors. Under the Company’s Deferred Compensation Plan for Non-Employee Directors, each non-employee director may elect to defer, until a date specified by the director or until the director’s termination of service as a director, all or a portion of the director’s cash compensation or any stock grants awarded pursuant to the Director Plan. Cash amounts deferred may be indexed to (i) a cash account under which amounts deferred earn interest, compounded quarterly, at the prime rate of Citibank, N.A. in effect on the first date of each calendar quarter or (ii) the Company’s common stock.

No Changes in Director Compensation Program for 2010. There were no changes in the director compensation program for 2010.

2011 Changes in Director Compensation. Based on the recommendation of the Compensation Committee, effective at the 2011 annual shareholders meeting, the Board revised the annual equity grant to non-employee directors. The Board reduced the size of the annual stock option grant from 8,000 options to 6,111 options, and increased the size of the annual restricted stock unit award from 1,667 restricted stock units to 1,975 restricted stock units.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee (the “Committee”), in consultation with senior management and outside consultants, determined 2010 executive compensation after considering, among other things, the Company’s performance, the current challenging economic environment and the general market focus on executive pay. We believe that our compensation programs are balanced and reasonable. They focus on the long term and do not rely on highly leveraged incentives that encourage risky short-term behavior. Our equity programs, including the vesting features of our equity awards, combined with our senior management share retention and ownership guidelines, are designed to link executive compensation to long-term stock performance. Our performance share awards, which are generally based on a three-year performance period, reward longer term financial and operational performance. Our annual cash incentives reward the achievement of annual performance, operating and strategic goals (both financial and non-financial). Our executive compensation in 2010 reflects our financial results and that the Company is financially sound and well positioned for continued growth.

Executive Compensation Philosophy and Components

The objectives of our executive compensation program are to attract and retain talented executives who have the skills and experience required to help us achieve our strategic objectives and advance the long-term interests of our shareholders. The compensation opportunity for our named executive officers is directly tied to corporate performance, both financial and non-financial results, and individual performance.

The principal components of compensation for our named executive officers are:

•	Base salary;

•	Annual performance-based cash incentives paid under the Senior Management Incentive Plan (“SMIP”);

•	Long-term incentive awards issued under the Employee Long-Term Incentive Plan (Employee Plan) in the form of stock options, restricted share units (“RSUs”), restricted shares and performance shares;

•

Deferred compensation, including Company matching contributions or credits, under the tax-qualified Quest Diagnostics Profit Sharing Plan (“401(k) Plan”) and the non-qualified Supplemental Deferred Compensation Plan (“SDCP”); and

•	Retirement income for our Chief Executive Officer under a Supplemental Executive Retirement Plan (“SERP”).

Our executive compensation program is designed to:

•	Attract and retain talented executives;

•	Incent executives to achieve results that appropriately balance the short-term and the long-term interests of our shareholders, employees and customers;

•	Reward corporate and individual performance;

•	Support our business strategy and financial objectives; and

•	Provide flexibility and responsiveness to changing business conditions, as well as the growth and diversification of the Company.

Setting Executive Compensation

The Committee establishes the Company’s general compensation philosophy in consultation with our Chief Executive Officer and Vice President of Human Resources. The Committee oversees our executive compensation program and regularly monitors our executive compensation to ensure adherence to our compensation philosophy. The Committee also annually reviews the compensation arrangements for the Company’s executive officers to assess whether the arrangements encourage risk taking that is reasonably likely to have a material adverse effect on the Company. The Committee conducted an annual review in

February 2011 and concluded that the compensation arrangements for the Company’s executive officers do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

The Committee has engaged Pay Governance LLC as its external compensation consultant. At the Committee’s request, the consultant provides analyses and information regarding executive compensation trends and market practices. In 2010, the consultant performed services for the Committee, but not for the Company.

Role of Executive Officers in Compensation Process

The Chief Executive Officer recommends to the Committee individual compensation adjustments for the executive officers, other than himself, based on market data and Company and individual performance. He also recommends incentive compensation measures to align compensation with our corporate objectives. The Chief Executive Officer is present during the portions of Committee meetings in which compensation decisions regarding the named executive officers other than the Chief Executive Officer are reviewed and decided, but the Committee retains the final authority for all such decisions.

Competitive Pay Information

For each named executive officer, the Committee annually reviews performance and approves all elements of compensation, including cash and equity awards, except for our broad-based employee benefit programs. After the Committee approves the compensation of our named executive officers, the Committee reports the compensation to the full Board.

To assist the Committee with its review, our Human Resources department, in consultation with the Committee’s consultant, annually prepares analyses of each named executive officer’s compensation, including tally sheets. The review includes current and prior year compensation information regarding base salary, target and paid annual incentive compensation, deferred compensation activity and balances, aggregate equity grant values, SERP benefits, perquisites, and all other compensation, as well as estimates of the amounts payable to each named executive officer upon termination of employment under various circumstances, including termination in connection with a change in control.

The compensation targets for, and compensation earned by, each named executive officer are analyzed relative to market data for comparable positions in a peer group. Except as discussed below in connection with 2007 performance share awards, the peer group was used as a reference for all compensation comparisons. During 2010, the peer group consisted of the following 17 companies in the healthcare services, equipment and distribution industries.

• C.R. Bard, Inc.	• Hospira Inc.
• Baxter International, Inc.	• Laboratory Corp. of America Holdings
• Beckman Coulter Inc.	• Medtronic Inc.
• Becton, Dickinson & Co.	• Omnicare Inc.
• Boston Scientific Corp.	• Owens & Minor Inc.
• Covidien PLC	• St. Jude Medical Inc.
• DaVita Inc.	• Stryker Corp.
• Express Scripts Inc.	• Zimmer Holdings Inc.
• Henry Schein, Inc.

For the named executive officers, the Committee establishes target compensation consistent with comparable positions in the peer group and provides our named executive officers with the opportunity to earn greater rewards for performance that exceeds established goals. For each named executive officer, the key elements of base salary, total cash compensation, and long-term incentives, as well as the mix of these elements of direct compensation, are compared, to the extent possible, with amounts received by executives holding similar positions at companies in our peer group. We adjust the comparisons to take account of different scope of job responsibility where appropriate. Specific consideration is given to the weighting of fixed and at-risk components of pay relative to the peer group. No single element of compensation is set without considering the total direct compensation of the named executive officers relative to the marketplace, as well as the impact of any change on the other components of our pay model. The economic value of each participant’s prior equity awards at the date of grant is considered when setting annual compensation packages. We do not take into account realized or unrealized gains from previous equity awards in setting subsequent total compensation levels. Our practice is to establish base salary, annual cash incentive targets and equity grant levels and terms to deliver total direct compensation at market competitive levels, depending upon the named executive officer’s responsibilities, expertise and experience, along with individual and Company performance. Consideration is also given to the criticality of retaining the executive. For 2010, the total direct compensation for the Chief Executive Officer was in the 78th percentile of the peer group, while the total direct compensation for the other named executive officers ranged from the 63rd to 94th percentile.

Pay Components

Base Salary

We pay base salary to our executives to provide them a steady source of income for their exclusive services to the Company. The Committee annually reviews and approves base salaries for the named executive officers. Consistent with our executive compensation philosophy, base salaries are set at levels competitive with the peer group. The Committee determined 2010 base salary adjustments based on an assessment of our 2009 results and each named executive officer’s position, performance, scope of responsibility, current salary level and market comparables. 2009 was a year of strong performance and continued progress in a challenging economic environment. Management’s proactive steps and solid execution drove strong results. Earnings per share from continuing operations reported in our 2009 Annual Report on Form 10-K of $3.88 increased 20% from 2008. Revenues of $7.5 billion were up 2.8% compared to 2008. Cash from operations for 2009 was $1.0 billion. The Company closed out the year in a strong capital position, and made progress on strategic initiatives to position the Company for the long term. After considering these factors, effective January 1, 2010, the Committee established the base salary for each named executive officer as follows:

	Percentage Increase	2010 Base Salary ($)
Dr. Surya N. Mohapatra	2.5%	1,231,120
Robert A. Hagemann	3.0%	557,230
Dr. Jon R. Cohen	2.5%	563,750
Dr. Joan E. Miller	8.0%	501,119
Wayne R. Simmons	5.0%	445,025

The total base salary paid to each named executive officer in 2010 is reported in the “2010 Summary Compensation Table” on page 28.

Annual Cash Incentive Compensation

We generally pay annual incentives in accordance with the SMIP, which our shareholders approved at our 2003 annual shareholders meeting. The Committee selects a maximum of ten participants for inclusion in the SMIP each year. Pursuant to his employment agreement, Dr. Mohapatra, our Chief Executive Officer, must participate in the SMIP. Dr. Mohapatra’s incentive target (expressed as a percentage of base salary) is specified in his employment agreement.

For 2010, we paid annual cash incentive compensation under the SMIP to all the named executive officers except Mr. Simmons. We paid annual incentive compensation to Mr. Simmons under a different compensation plan, the operation of which, as to Mr. Simmons, is described below.

For each named executive officer, the threshold, target and maximum performance criteria are established with payout opportunities set at zero, one-times (1x), and two-times (2x) target incentive, respectively. Rewards for performance levels between these levels are interpolated. All annual cash incentive payments to our named executive officers are subject to the achievement of specific performance goals and, if achieved, are scheduled to be paid on or before March 15th of the year following the completion of the performance year.

For 2010, the target incentives and payouts for the named executive officers are summarized below.

	2010 Target Incentive as a % of Salary	2010 Actual Performance as a % of Target	2010 Actual Performance as a % of Salary
Dr. Surya N. Mohapatra	150	65.3	97.9
Robert A. Hagemann	90	65.3	58.7
Dr. Jon Cohen	65	65.3	42.4
Dr. Joan E. Miller	70	65.9	46.1
Wayne R. Simmons	70	50.7	35.5

Annual cash incentive payouts are based on performance against both financial and non-financial goals. The principal financial goals relate to achieving revenue and earnings per share targets. In addition, payouts are based on performance against several strategic initiatives, comprised of both financial and non-financial goals. The following table summarizes the performance measures and the relative weights allocated to each measure for 2010 for each named executive officer. The Committee set the performance measures and relative weights for each named executive officer other than Mr. Simmons to reflect the executive’s specific contribution to each particular performance measure. Mr. Simmons’ performance measures and the weight allocated to those measures were established in the normal course, patterned after the performance measures and weights established by the Committee for the other executive officers.

Measure	Weightings
	Dr. Mohapatra (%)	Mr. Hagemann (%)	Dr. Cohen (%)	Dr. Miller (%)	Mr. Simmons (%)
EPS from continuing operations	55	55	55	40	40
Revenue	25	25	25	30	15
Margin				10	25
Strategic initiatives	20	20	20	20	20

Total	100	100	100	100	100

Earnings per diluted share (EPS) from continuing operations and revenue are weighted heavily in order to provide the proper incentive to management to stimulate profitable growth. In calculating 2010 EPS from continuing operations, we made adjustments for the following predefined item: charges related to restructuring programs (+$.09). We made this adjustment to exclude the impact of certain unusual or nonrecurring items and to incent management to make decisions that are focused on long-term value creation.

The revenue targets for Dr. Mohapatra, Mr. Hagemann and Dr. Cohen were based on the Company’s consolidated revenue. The revenue and margin targets for Dr. Miller and Mr. Simmons were based on areas of the business for which each has responsibility. Dr. Miller is Senior Vice President, Hospital and Pathology Services. Mr. Simmons is Vice President, Operations.

The targets and resulting payout factors for EPS from continuing operations and consolidated revenue for 2010 were:

Measure	Target ($)	Plan Results ($)	Payout Factor %
EPS from continuing operations	4.25	4.15	97
Consolidated revenue	7,713 million	7,369 million	0

The areas for which Dr. Miller and Mr. Simmons have responsibility represent approximately 22% and 66%, respectively, of our 2010 consolidated revenues. The payout factors for the revenue measure for the areas for which Dr. Miller and Mr. Simmons have responsibility was 26 percent and 0 percent, respectively. The payout factors for the margin measure for the area for which Dr. Miller and Mr. Simmons have responsibility were 74 percent and 0 percent, respectively.

In 2010, four strategic initiatives were included as annual incentive goals. Each initiative was developed to deliver results during 2010 and position us for accelerated growth in revenues and earnings over the long term. The specific initiatives were set around the following four objectives:

•	further enhance our laboratory testing quality assurance program;

•	reduce customer attrition;

•	increase customer adoption of our healthcare information technology; and

•	further enhance our leadership team.

All of the executive officers had the same four strategic objectives, and each strategic objective was assigned a 5 percent weighting. Potential performance for each strategic initiative ranged from 0x to 2x. Performance against the four initiatives resulted in payouts factors ranging from 24 to 116 percent.

The Committee also approved special incentive compensation of $100,000 for Mr. Simmons for his contribution in 2010 to the Company’s future. The Company’s former Vice President, Physician Sales and Marketing, departed the Company in March 2010. At that time, Mr. Simmons was asked to take on the additional responsibilities of the sales and marketing activities of the Physician business, in addition to his Operations responsibilities. Mr. Simmons continued in this role through November 2010 and then actively collaborated with the new Vice President, Sales and Marketing, to smoothly transition responsibilities without losing momentum on initiatives. Mr. Simmons led the Sales and Marketing organization through a challenging external environment and a period of significant internal change. The Committee approved the special incentive compensation payment for Mr. Simmons to recognize him for his leadership.

Overall, the Committee believes that the annual incentive payments made to our named executive officers for 2010 were consistent with the objectives of our executive compensation program. The following table sets forth, for each year since 2005, the total annual cash incentive payment as compared to target for the named executive officers then in office. We believe that the results indicate that the targets have been set at reasonable levels.

Year	Incentive Payment as Compared to Target (%)
2005	82
2006	148
2007	103
2008	112
2009	129
2010	64

Long-Term Incentive Awards

We design our long-term incentive awards to:

•	Align management’s compensation opportunities with the interests of our shareholders;

•	Provide long-term compensation opportunities consistent with market practice;

•	Incent and reward long-term value creation; and

•	Provide a retention incentive for key employees.

In determining the value of the long-term incentive component of each named executive officer’s compensation, the Committee considers, without limitation:

•	The value of similar incentive awards to executive officers in the peer group; and

•	The individual’s scope of responsibility, performance and contribution to meeting the Company’s objectives.

Timing of Equity Awards

It has been the Committee’s practice to make annual equity grants at a meeting held shortly after we announce our prior year’s earnings. The Committee also makes equity grants to new hires and promoted employees, and other grants in special cases, from time to time as appropriate.

The Committee has delegated to the Chief Executive Officer with the Vice President of Human Resources the authority to grant, under limited circumstances, equity grants to employees other than executive officers. Pursuant to this authority, they may award up to 20,000 options and 10,000 restricted or performance shares per quarter. In 2010, no options or shares were granted under this authority.

In addition, based on the Committee’s recommendation, the Board has authorized the Chief Executive Officer to designate employees as recipients of nonqualified stock options. The Chief Executive Officer may grant options to employees, other than executive officers, annually in amounts not exceeding 25,000 per employee and 100,000 in the aggregate. The grants must have an exercise price equal to fair market value on the grant date and other terms and conditions identical to the terms and conditions most recently approved by the Committee. In 2010, no options were granted pursuant to this authority.

Management regularly reports to the Committee grants under these two delegations of authority.

Determination of February 2007 Performance Share Awards

In March 2010, the Committee determined payment for performance share awards made in February 2007.

At the time of grant, the Committee established baselines, target performance levels, the comparator group and the measurement period. The performance measure was the compound annual growth rate of the Company’s earnings per share from continuing operations (subject to adjustment for predefined items and calculated in accordance with the plan), compared to the annual growth rate of the earnings per share of the companies included in the S&P 500 Healthcare Index1. The measurement period was January 1, 2007 to December 31, 2009. The following chart shows the targeted performance levels (awards for performance between these percentiles are interpolated on a straight-line basis).

Performance Relative to Performance Share Comparator Group	Performance Shares Earned (as multiple of target number of shares)

Greater than or equal to 80th percentile	2X

Equal to 50th percentile	1X

Less than or equal to 20th percentile	0X

In calculating 2009 EPS from continuing operations, the Committee made adjustments for the following predefined items: excess charges related to restructuring programs (-$.025); gains or losses on extinguishment of debt (+.065); and a change in accounting standards (+.01). We made these adjustments to exclude the impact of certain unusual or nonrecurring items and to incent management to make decisions that are focused on long-term value creation.

The Committee determined that the compound annual growth rate in the Company’s fully diluted earnings per share from continuing operations for the performance period was 16.27% and that the earnings multiple applicable to these awards during the performance period was 127% of target. At the time that the Committee was considering payout of such awards, however, it had recently learned of a calculation error that had affected the 2009 payout for the February 2006 performance share awards for the named executive officers. The Committee determined to adjust the payout for the named executive officers for the 2007 performance share awards, in order to reverse the error’s effect. Accordingly, the Committee approved payout of such awards for the named executive officers using a multiple of approximately 114%.

Determination of February 2008 Performance Share Awards

In February 2011, the Committee determined payment for performance share awards made in February 2008. The performance period for those awards ended on December 31, 2010. Payment for these awards will be discussed in the 2012 Compensation Discussion and Analysis.

[1] The companies in the Index as of December 31, 2009 were: AmerisourceBergen Corp.; Abbott Laboratories; Aetna Inc.; Amgen, Inc.; Baxter International Inc.; C.R. Bard, Inc.; Becton, Dickinson and Co.; Biogen Idec Inc.; Bristol Myers Squibb Co.; Cardinal Health, Inc.; Celgene Corporation; Cephalon, Inc.; CIGNA Corporation; Coventry Health Care, Inc.; Quest Diagnostics Incorporated; DaVita Inc.; Dentsply International Inc.; Express Scripts, Inc.; Forest Laboratories, Inc.; Hospira, Inc.; Humana Inc.; Intuitive Surgical, Inc.; Johnson & Johnson; King Pharmaceuticals, Inc.; Laboratory Corp. of America Holdings; Eli Lilly & Co.; McKesson Corporation; Medtronic, Inc.; Medco Health Solutions Inc.; Millipore Corporation; Merck & Co., Inc.; Mylan Inc.; Patterson Companies, Inc.; Pfizer Inc.; PerkinElmer, Inc.; IMS Health, Inc.; St. Jude Medical, Inc.; Stryker Corporation; Thermo Fisher Scientific Inc.; UnitedHealth Group Inc.; Varian Medical Systems, Inc.; Waters Corporation; WellPoint, Inc.; and Zimmer Holdings, Inc.

2010 Equity Awards

In February 2010, the Committee awarded long-term compensation for 2010 to the named executive officers, resulting in the equity awards shown under “2010 Grants of Plan-Based Awards Table” on page 29. In considering the size of the award for each named executive officer, the Committee considered the factors described above, including the performance of the Company and the executive during 2009 and the competitive market for executive talent.

The Committee did not make any significant change in the long-term incentive program for 2010.

The Committee maintained the mix of annual long-term incentive awards that it had authorized in 2009. Performance share awards continued to represent approximately 1/3 of the total value of the annual equity award, assuming the performance shares are ultimately earned at target. Performance shares encourage a long- term view and reinforce the link between financial results and rewards. The value that they provide depends on the level of achievement of predefined performance goals over the multi-year performance period. If minimum performance levels are not achieved, the performance shares are forfeited and provide no value.

The performance measure for our 2010 performance share awards is a targeted compound annual growth rate of our earnings per share from continuing operations over a three-year period based upon our strategic business plan. We followed the same approach in our 2009 performance share awards. We believe that a performance measure linked to the Company’s goals makes it easier for our employees to track progress compared to one based on a peer group and therefore strengthens the incentive effect of the performance share awards.

The target performance shares subject to the 2010 performance share awards will be earned over a three-year period ending December 31, 2012 and will be paid out in shares of the Company’s common stock at the end of the period to the extent that the performance level is achieved. The Committee established baselines, target performance levels and the measurement period. No performance shares will be earned if a specified minimum performance level is not achieved. For performance above the threshold level, payment will vary with actual performance achieved, up to a maximum payment of 2 times the target level. Determination of the shares payable pursuant to the 2010 performance share award will be made after the end of the performance period.

We also continued to use stock options as a component of our equity awards. Stock options align incentives with shareholder interests by rewarding appreciation in stock price. We believe that stock options are an appropriate incentive to motivate our employees. For 2010, stock options represented approximately 1/3 of the total value of the annual equity award. Stock options vest 33 and 1/3 percent on each of the first, second and third anniversaries of the grant date.

Approximately 1/3 of the total value of the annual equity award was delivered in the form of RSUs or restricted shares that vest as follows: 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date. We believe that RSUs and restricted shares enhance executive retention across business cycles because they retain a portion of their value if our stock price declines from the grant date price. RSUs and restricted shares also foster an ownership culture, help motivate employees to perform at peak levels across business cycles and motivate increasing shareholder value. We included RSUs and restricted shares as a component in our 2010 equity awards because we believed that it would positively impact employee engagement and retention and that it aligns employee interests with the interests of our shareholders over the long term.

Change for 2011

After discussion regarding potential changes in approach for 2011 long-term incentive awards, the Committee determined to make one change in the long-term incentive program for 2011. In an effort to better align executive compensation with achievement of the Company’s financial goals, the Committee revised the performance measure for our performance share awards. In recent years, the performance measure has been a targeted compound annual growth rate of our earnings per share from continuing operations over a three-year period based upon our strategic business plan. The Committee determined that the performance measure for the 2011 performance share awards would be a targeted compound annual growth rate over a three-year period of our income from continuing operations, rather than earnings per share from continuing operations.

Reload Options

We have not granted options with a “reload” feature since 2002. Some outstanding options that we granted before 2002 contain a “reload” feature.

Deferred Compensation

All employees who satisfy certain service requirements, including the named executive officers, are entitled to participate in the 401(k) Plan, in which participants may defer a portion of their eligible cash compensation up to limits established by law. All the named executive officers except the Chief Executive Officer also are eligible to participate in the SDCP. The purposes of the 401(k) Plan and SDCP are to provide eligible employees an opportunity to save for their retirement and, through Company matching contributions and credits, to provide supplemental retirement income to help us compete in the market for talented employees. For additional information regarding the SDCP, see “2010 Nonqualified Deferred Compensation Table” on page 33.

SERP

Dr. Mohapatra is the only named executive officer covered by a defined benefit plan. To enable us to secure the services of Dr. Mohapatra as our Chief Executive Officer, in December 2004 we established the SERP, which is an unfunded non-qualified plan, in connection with commitments made in Dr. Mohapatra’s employment agreement. With the adoption of the SERP, Dr. Mohapatra waived his participation in the SDCP for 2005 and thereafter. His account balances for pre-2005 contributions continue to be invested under the SDCP. The Committee continues to believe that market conditions and the importance of maintaining Dr. Mohapatra’s services as Chief Executive Officer make it appropriate for the Company to maintain the SERP for Dr. Mohapatra. For a description of the SERP, see “2010 Pension Benefits Table” on page 32.

Perquisites

Perquisites represent a minor component of executive compensation. We provide perquisites that we believe are reasonable and competitive. In 2010, the named executive officers were entitled to receive tax and financial planning services, within certain limits. Pursuant to Dr. Mohapatra’s employment agreement, the Company reimbursed him for driver and vehicle costs and the Company paid legal costs in connection with his employment agreement. Additionally, as part of the Company’s security plan for Dr. Mohapatra, the Committee approved reimbursing Dr. Mohapatra for security for his residence, and encouraged Dr. Mohapatra and his family to use the Company aircraft for personal travel. These perquisites are disclosed in the “2010 Summary Compensation Table” on page 28.

Other Benefits

As part of his or her total compensation package, each named executive officer is eligible to participate in our broad-based employee benefit plans, such as medical, dental, group life insurance and disability plans, the employee stock purchase plan and the 401(k) Plan. Each of these benefits is provided on the same basis as available to other exempt employees. Our benefits are designed to attract and retain talented employees and to provide them with competitive benefits.

Impact of Accounting and Tax Treatment on Executive Compensation

Section 162(m) of the Code precludes a public corporation from taking a tax deduction for annual compensation in excess of $1 million paid to its chief executive officer and the three most highly paid executive officers other than the chief financial officer, unless certain specific and detailed criteria are satisfied. The anticipated tax treatment to the Company and to the executive officers is taken into consideration in the review and establishment of all compensation programs and payments. Our general policy is to attempt to preserve the tax deductibility of compensation paid to our executive officers under existing tax laws, including annual cash incentive awards and the grants of equity awards. As tax laws change, the Committee will consider their implications.

In order to satisfy the requirements of Section 162(m), the SMIP limits the annual incentive award for each participant at 1% of the Company’s Earnings (as defined in the SMIP) in the fiscal year. For 2010, the annual incentive award for each SMIP participant was less than the maximum allowable incentive award payable under the SMIP.

Under his employment agreement, Dr. Mohapatra will receive a tax gross-up payment for any golden parachute excise tax consequences under Sections 280G and 4999 of the Internal Revenue Code. Schedule A participants in the Executive Officer Severance Plan also will receive tax gross-ups for any parachute excise tax consequences, unless a reduction of the parachute payments by not more than 5% would result in no excise tax being incurred. Schedule B participants in the Executive Officer Severance Plan are not eligible to receive a tax gross-up payment. Mr. Hagemann, Dr. Miller and Mr. Simmons are Schedule A participants, and Dr. Cohen is a Schedule B participant, in the Executive Officer Severance Plan.

See Note 13 of the Company’s consolidated financial statements for the year ended December 31, 2010 for a discussion of the accounting treatment of executive compensation plans.

CEO Employment Agreement

Dr. Mohapatra, our Chief Executive Officer, is the only named executive officer with an employment agreement with the Company. The Committee continues to believe that market conditions and the importance of maintaining Dr. Mohapatra’s services as Chief Executive Officer make it appropriate for the Company to maintain an employment agreement with him. For a description of Dr. Mohapatra’s agreement, see “Employment Agreement” on page 30 and “2010 Potential Payments Upon Termination or Change in Control—Dr. Mohapatra” on page 34. We filed a copy of Dr. Mohapatra’s employment agreement with the Securities and Exchange Commission and it is an exhibit to our annual report on Form 10-K.

Termination and Change in Control Arrangements

The Company’s Executive Officer Severance Plan covers all named executive officers other than the Chief Executive Officer, whose severance provisions are established in his employment agreement. No named executive officer will receive any severance benefits solely as a result of a change of control, although Dr. Mohapatra has the right to terminate his employment and receive severance on certain change of control events.

For additional information, see “2010 Potential Payments upon Termination or Change in Control” on page 34.

We believe that the severance benefits provided to our named executive officers are consistent with market practice and are appropriate recruiting and retention tools. The named executive officers have agreed to non-competition and non-solicitation covenants for a period following termination of employment.

Executive Share Retention Guidelines and Hedging Policy

In order to promote equity ownership and further align the interests of management with those of our shareholders, we adopted senior management share retention and ownership guidelines in 2005. Under these guidelines, each officer’s ability to sell shares associated with equity awards is limited until the officer satisfies a minimum ownership position. The minimum share ownership threshold for each named executive officer is as follows:

Named Executive Officer	Number of Shares
Dr. Surya N. Mohapatra	100,000
Robert A. Hagemann	40,000
Dr. Jon Cohen	40,000
Dr. Joan E. Miller	12,000
Wayne R. Simmons	16,000

As of December 31, 2010, each named executive officer holds stock in excess of his or her stock ownership guideline, except for Dr. Cohen, who only joined the Company in March 2009. The Committee periodically reviews these guidelines and may adjust them.

All employees and directors are also prohibited from entering into transactions that result in a financial benefit if our stock price declines, or any hedging transaction involving our stock, including but not limited to the use of financial derivatives (such as puts and calls), short sales or any similar transactions. In addition, our directors and executive officers, as well as certain other employees, may purchase or sell Company securities only during window periods of 30 calendar days that begin on the second business day following the issuance of our quarterly earnings releases.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for 2010.

COMPENSATION COMMITTEE

William F. Buehler, Chairman
Jenne K. Britell, Ph.D.
Gary M. Pfeiffer
Daniel C. Stanzione, Ph.D.
John B. Ziegler

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Management has reviewed the Company’s significant compensation programs to identify any programs, individually or in combination, that it believes create risks that are reasonably likely to have a material adverse effect on the Company. In assessing the risk of plans that apply to our executive officers, we considered the risk guidelines suggested by the Center on Executive Compensation. In assessing the risk of our other significant compensation programs, we considered the plan designs, plan operation, plan controls, management oversight and review and competitive norms. We concluded that the programs do not encourage imprudent risk taking and that the risks arising from them are not reasonably likely to have a material adverse effect on the Company.

2010 Summary Compensation Table

The following table summarizes the compensation for 2010 for each named executive officer.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Surya N. Mohapatra	2010	1,231,120	—	5,325,706	2,635,510	1,204,959	1,838,020	106,529	12,341,844
Chairman, President and	2009	1,201,095	—	4,899,840	2,347,208	2,349,341	1,567,670	109,630	12,474,784
Chief Executive Officer	2008	1,143,868	—	4,544,794	1,978,504	1,915,693	1,630,230	109,246	11,322,335
Robert A. Hagemann	2010	557,230	—	2,214,090	1,095,662	327,233	—	85,280	4,279,495
Senior Vice President	2009	541,009	—	2,037,044	975,806	634,928	—	65,122	4,253,909
and Chief Financial Officer	2008	517,713	—	1,889,438	989,252	520,224	—	71,254	3,987,881
Jon R. Cohen	2010	563,750	—	1,436,216	710,696	239,100	—	25,002	2,974,764
Senior Vice President	2009	412,500	—	1,339,436	609,204	349,635	—	—	2,710,775
and Chief Medical Officer
Joan E. Miller	2010	501,119	—	1,436,216	710,696	231,166	—	50,455	2,929,652
Senior Vice President	2009	464,068	—	1,211,188	580,211	339,802	—	37,998	2,633,267
Hospital and Pathology	2008	439,875	—	1,123,424	703,892	328,235	—	30,813	2,626,239
Services
Wayne R. Simmons	2010	445,025	100,000	1,077,162	533,022	157,940	—	73,721	2,386,870
Vice President	2009	423,833	—	991,028	474,714	380,941	—	44,655	2,315,171
Operations	2008	403,649	—	898,796	420,438	320,416	—	186,104	2,229,403

(1)

Includes amounts deferred by named executive officers into a tax-qualified 401(k) plan and the Supplemental Deferred Compensation Plan (“SDCP”) (see “2010 Nonqualified Deferred Compensation Table” on page 33).

(2)

The values in this column represent the aggregate grant date fair value of the performance share awards and restricted shares (restricted share units in 2009 and 2010 in the case of all named executive officers other than Dr. Mohapatra) granted. Restricted shares, restricted share units and performance shares reported in this column were valued based on the average of the high and low prices of our common stock on the grant date. Performance share awards are valued at target. If the performance share awards were valued at maximum, the amounts shown in the column would be:

Executive Officer	2008 ($)	2009 ($)	2010 ($)
Surya N. Mohapatra	6,817,191	7,349,760	7,988,559
Robert A. Hagemann	2,834,157	3,055,566	3,321,135
Jon R. Cohen	—	2,009,154	2,154,324
Joan E. Miller	1,685,136	1,816,782	2,154,324
Wayne R. Simmons	1,348,194	1,486,542	1,615,743

(3)

The values in this column represent the aggregate grant date fair values of the awards. The assumptions made when calculating the amounts in this column are found in footnote 13 to the Consolidated Financial Statements of Quest Diagnostics Incorporated and its Subsidiaries, as filed with the SEC on Form 10-K for 2010.

(4)

The amounts in this column represent payments under the Senior Management Incentive Plan (SMIP) (or, in the case of Mr. Simmons, payments under the incentive compensation plan in which he participated) in respect of the year earned and include amounts deferred under the SDCP. See the discussion regarding annual incentive compensation in “Compensation Discussion and Analysis” beginning on page 18 for further information regarding the performance measures.

(5)	Represents the increase in actuarial value of Dr. Mohapatra’s accumulated benefit under the Supplemental Executive Retirement Plan (SERP).

(6)	All other compensation for 2010 consists of the following:

	Dr. Mohapatra ($)		Mr. Hagemann ($)	Dr. Cohen ($)		Dr. Miller ($)	Mr. Simmons ($)
Matching contributions under Profit Sharing 401(k) Plan	14,205		14,700	—		14,700	14,700
Matching credits under SDCP	N/A		56,830	21,668	(f)	35,755	34,858
Tax and financial planning	—		13,750	—		—	13,750
Personal ground transportation	33,985	(b)	—	—		—	—
Security costs	2,083	(c)	—	—		—	—
Use of company aircraft	51,396	(d)	—	—		—	10,413	(d)
Legal costs	4,860	(e)	—	—		—	—
Other	—		—	3,334	(a)	—	—

Totals	106,529		85,280	25,002		50,455	73,721

(a)	Includes tax gross up of $3,334 for Dr. Cohen.

(b)

Includes the following expenses attributable to Dr. Mohapatra’s personal use of a company vehicle: (i) the portion of the vehicle lease cost (determined as a percentage of the total use of the vehicle); (ii) the invoiced expenses of the vehicle’s driver and (ii) invoiced vehicle repair and maintenance costs.

(c)	Represents security costs for Dr. Mohapatra’s personal residence.

(d)

The value of the use of the Company aircraft is based on the variable costs that the Company incurred in connection with flight activity, and does not include the fixed costs of owning and operating the Company aircraft. The value was calculated based on the aggregate incremental cost to the Company of personal travel, including: landing, parking, and flight planning expenses; supplies and catering; aircraft fuel and oil expenses per hour of flight; maintenance, parts and labor per hour of flight; customs, foreign permits and similar fees; passenger ground transportation; and aircraft repositioning costs.

(e)	Represents legal and related costs for Dr. Mohapatra.

(f)	Includes a voluntary Company contribution of $8,885 to the SDCP.

2010 Grants of Plan-Based Awards Table

The following table provides information about plan-based awards granted to each named executive officer in 2010.

Name and Principal Position	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Surya N. Mohapatra	2/10/2010	—	1,846,680	3,693,360	—	47,850	95,700					2,662,853
Chairman, President and	2/10/2010								148,334	55.65	55.76	2,635,510
Chief Executive Officer	2/10/2010							47,850				2,662,853
Robert A. Hagemann	2/10/2010	—	501,507	1,003,014	—	19,893	39,786					1,107,045
Senir Voice President and	2/10/2010								61,667	55.65	55.76	1,095,662
Chief Financial Officer	2/10/2010							19,893				1,107,045
Jon R. Cohen	2/10/2010	—	366,438	732,876	—	12,904	25,808					718,108
Senior Vice President and	2/10/2010								40,000	55.65	55.76	710,696
Chief Medical Officer	2/10/2010							12,904				718,108
Joan E. Miller	2/10/2010	—	350,783	701,566	—	12,904	25,808					718,108
Senior Vice President	2/10/2010								40,000	55.65	55.76	710,696
Hospital and	2/10/2010							12,904				718,108
Pathology Services
Wayne R. Simmons	2/10/2010	—	311,518	623,036	—	9,678	19,356					538,581
Vice President	2/10/2010								30,000	55.65	55.76	533,022
Operations	2/10/2010							9,678				538,581

(1)

Amounts in these columns represent the threshold, target, and maximum awards set for the 2010 SMIP (except for Mr. Simmons, whose threshold, target and maximum awards were established under the incentive compensation plan in which he participated). Actual amount of award paid is included in the “2010 Summary Compensation Table” on page 28 under the column titled “Non-Equity Incentive Plan Compensation.”

(2)

Amounts in these columns represent threshold, target, and maximum awards for performance shares granted in 2010 under the Employee Long-Term Incentive Plan. The performance period for the performance shares granted during 2010 ends December 31, 2012. No dividends are payable on performance shares until the shares are earned and vested following the end of the performance period. For further discussion of the performance metrics see “Compensation Discussion and Analysis” beginning on page 18.

(3)

Amounts represent the number of restricted share units (restricted shares in the case of Dr. Mohapatra) granted in 2010 under the Employee Long-Term Incentive Plan. The restricted share units and the restricted shares vest 25% on February 10, 2011, 25% on February 10, 2012 and 50% February 10, 2013.

(4)

Amounts represent the number of stock options granted in 2010 under the Employee Long-Term Incentive Plan. The terms of Dr. Mohapatra’s options are also subject to his employment agreement, as described on page 30. For information on vesting on termination of employment with severance benefits, see “2010 Potential Payments Upon Termination or Change in Control” beginning on page 34.

(5)	The exercise price is the average of the high and low sales price of the Company’s common stock on the grant date.

(6)

Amounts represent the grant date fair market value of each award as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation.”

Narrative Disclosure to 2010 Summary Compensation Table and 2010 Grants of Plan-Based Awards Table

Please see “Compensation Discussion and Analysis,” beginning on page 18, for additional information regarding the material terms of targets noted in the 2010 Summary Compensation Table, and regarding the amount of salary and bonus in proportion to total compensation.

Key Terms of Equity Awards Granted in 2010. Each option generally has a term of ten years, subject to earlier expiration upon termination of employment. Options generally vest ratably over a three-year period, performance shares generally vest on January 31 of the year following the end of the three-year performance period and restricted share units and restricted shares generally vest 25%, 25% and 50% on the first, second and third anniversary, respectively, of the grant date. Options, performance shares, restricted share units and restricted shares provide for monthly vesting prorated on termination of employment, except termination for cause. Dividend equivalents and dividends, respectively, are payable on the restricted share units and restricted shares in the same amounts, if any, as are paid on the Company’s outstanding shares of common stock.

The consequences of a termination of employment under Dr. Mohapatra’s equity awards are discussed below in the section entitled “2010 Potential Payments Upon Termination or Change in Control.” For all other employees, including our named executive officers other than Dr. Mohapatra, upon termination of employment prior to the conclusion of the vesting period as a result of a separation that would entitle an employee to severance benefits, the employee would immediately vest in any outstanding options, performance shares and restricted share units that would have otherwise vested if the employee had remained employed for an additional twelve months. (Performance shares that vest in connection with termination of employment remain subject to the earn-out requirements based on Company performance during the performance period ending December 31, 2012.) The options, performance shares and restricted share units vest immediately under certain conditions such as a “change of control” or termination of employment by reason of death or disability. A “change of control” occurs if and when:

(i)	any person becomes the beneficial owner of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	a majority of the Company’s directors are not “continuing directors;” or

(iii)

the Company consummates any of the following transactions that are required to be approved by shareholders: (a) a transaction in which the Company ceases to be an independent publicly-owned corporation, (b) the sale or other disposition of all or substantially all of the Company’s assets or (c) a plan of partial or complete liquidation of the Company.

Employment Agreement. Dr. Mohapatra has had an employment agreement with the Company since 2003. As most recently amended in 2008, the Employment Agreement provides for:

•

An annual base salary of no less than $1,023,000. The Board of Directors or the Compensation Committee will review the base salary annually and adjust it to reflect (among other factors) increases generally granted to other senior executives of the Company and Dr. Mohapatra’s performance.

•

Effective January 1, 2007, an annual target cash bonus not less than 150% of base salary. The cash bonus is determined in accordance with the SMIP and its financial performance targets. The Board of Directors or the Compensation Committee will review the target bonus as a percentage of base salary annually for potential increase.

•

The participation by Dr. Mohapatra in all employee and welfare plans offered by the Company to its senior executive officers on a basis that is no less favorable than that made available to other senior executive officers.

•	Perquisites at least as favorable as those provided to other senior executive officers of the Company.

•	Vesting in outstanding equity awards and payment of certain severance benefits as described in “2010 Potential Payments Upon Termination or Change in Control” beginning on page 34.

•	The establishment of the SERP, the terms of which are described in “2010 Pension Benefits Table” beginning on page 32.

•

Covenants not to compete or solicit customers or employees for one year following termination for any reason, or for 18 months if Dr. Mohapatra is receiving severance following a notice of non-renewal of the term of the Employment Agreement ending on December 31, 2011.

Please see also the discussion under the heading “2010 Potential Payments Upon Termination or Change in Control” beginning on page 34 for additional information regarding payments due to Dr. Mohapatra upon termination of employment.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information regarding stock option and unvested stock awards held by each named executive officer at December 31, 2010.

Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Surya N. Mohapatra	2/13/2003	50,000	—	24.76	2/13/2013	—	—	—		—
Chairman, President and	4/17/2003	152,000	—	35.53	2/27/2012	—	—	—		—
Chief Executive Officer	2/19/2004	340,000	—	40.43	2/19/2014	—	—	—		—
	2/22/2005	246,666	—	48.74	2/22/2012	—	—	—		—
	2/15/2006	275,000	—	52.24	2/15/2013	—	—	—		—
	2/12/2007	280,000	—	52.25	2/12/2014	—	—	—		—
	2/14/2007	3,334	—	52.57	2/14/2014	—	—	—		—
	3/4/2008	115,556	57,778	47.49	3/4/2015	23,925	1,291,232	67,469	(3)	3,641,302
	2/11/2009	49,444	98,890	51.20	2/11/2019	35,888	1,936,875	47,850	(4)	2,582,465
	2/10/2010	—	148,334	55.65	2/10/2020	47,850	2,582,465	47,850	(5)	2,582,465
Robert A. Hagemann	2/13/2003	14,287	—	24.76	2/13/2013	—	—	—		—
Senior Vice President and	4/17/2003	68,000	—	35.53	2/27/2012	—	—	—		—
Chief Financial Officer	2/19/2004	140,000	—	40.43	2/19/2014	—	—	—		—
	2/22/2005	100,000	—	48.74	2/22/2012	—	—	—		—
	2/15/2006	113,334	—	52.24	2/15/2013	—	—	—		—
	2/12/2007	113,334	—	52.25	2/12/2014	—	—	—		—
	3/4/2008	57,778	28,889	47.49	3/4/2015	9,947	536,840	28,050	(3)	1,513,859
	2/11/2009	20,555	41,112	51.20	2/11/2019	14,920	805,232	19,893	(4)	1,073,625
	2/10/2010	—	61,667	55.65	2/10/2020	19,893	1,073,625	19,893	(5)	1,073,625
Jon R. Cohen	5/13/2009	13,333	26,667	51.90	5/13/2019	9,678	522,322	12,904	(4)	696,429
Senior Vice President and Chief	2/10/2010	—	40,000	55.65	2/10/2020	12,904	696,429	12,904	(5)	696,429
Medical Officer
Joan E. Miller	2/22/2005	26,667	—	48.74	2/22/2012	—	—	—		—
Senior Vice President	2/15/2006	33,334	—	52.24	2/15/2013	—	—	—		—
Hospital and	2/12/2007	36,667	—	52.25	2/12/2014	—	—	—		—
Pathology Services	8/16/2007	20,000	—	53.19	8/16/2014	—	—	—		—
	3/4/2008	41,111	20,556	47.49	3/4/2015	5,914	319,179	16,678	(3)	900,112
	2/11/2009	12,222	24,445	51.20	2/11/2019	8,871	478,768	11,828	(4)	638,357
	2/10/2010	—	40,000	55.65	2/10/2020	12,904	696,429	12,904	(5)	696,429
Wayne R. Simmons	2/19/2004	23,880	—	40.43	2/19/2014	—	—	—		—
Vice President	2/22/2005	32,000	—	48.74	2/22/2012	—	—	—		—
Operations	2/15/2006	32,667	—	52.24	2/15/2013	—	—	—		—
	5/3/2007	5,000	—	54.85	5/3/2013	—	—	—		—
	2/12/2007	32,000	—	52.25	2/12/2014	—	—	—		—
	8/16/2007	12,445	—	53.19	8/16/2014	—	—	—		—
	3/4/2008	24,556	12,278	47.49	3/4/2015	4,732	255,386	13,343	(3)	720,122
	2/11/2009	10,000	20,000	51.20	2/11/2019	7,259	391,768	9,678	(4)	522,322
	2/10/2010	—	30,000	55.65	2/10/2020	9,678	522,322	9,678	(5)	522,322

(1)

Each option generally vests in three equal installments on the first three anniversaries of the grant date, subject to earlier expiration following termination of employment. For employees other than Dr. Mohapatra, option awards vest immediately under certain conditions such as a change of control or termination of employment by reason of death or disability. Dr. Mohapatra’s options are subject to the terms described beginning on page 30.

(2)

Represents restricted shares (restricted share units in 2010 and 2009 in the case of all named executive officers other than Dr. Mohapatra) awarded in 2010, 2009 and 2008. The awards generally vest 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. For employees other than Dr. Mohapatra, restricted share unit awards vest immediately under certain conditions such as a change of control or termination of employment by reason of death or disability. Dr. Mohapatra’s restricted shares are subject to the terms described beginning on page 30.

(3)

Represents actual payout of performance shares awarded in 2008 and earned based on the performance period that began on January 1, 2008 and ended on December 31, 2010. The number of shares issuable pursuant to the awards was not determined until February 2011.

(4)

Represents target performance shares awarded in 2009. The performance period began on January 1, 2009 and ends on December 31, 2011. If the performance goals are met, awards are made in stock in the first quarter following the end of the performance period.

(5)

Represents target performance shares awarded in 2010. The performance period began on January 1, 2010 and ends on December 31, 2012. If the performance goals are met, awards are made in stock in the first quarter following the end of the performance period. Performance goals and calculation of performance awards are described in “Compensation Discussion and Analysis” beginning on page 18.

(6)	Represents fair market value of shares using the closing price on December 31, 2010 of $53.97.

2010 Option Exercises and Stock Vested Table

The following table provides information regarding exercises of stock options by each named executive officer who exercised options during 2010, including the number of shares of common stock acquired upon exercise and the aggregate amount realized by each named executive officer on such exercise. The table also provides information regarding restricted shares that vested during 2010, restricted share units that vested and were paid during 2010 and performance share awards that were earned based on the performance period ending on December 31, 2009 and were determined and paid during 2010, including the number of shares awarded and the value realized by each named executive officer as of December 31, 2009.

Name and Principal Position	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting		Value Realized on Vesting ($)
Surya N. Mohapatra	150,000	4,875,790	23,925	(1)	1,334,776	(1)
Chairman, President and			63,168	(2)	3,814,083	(2)

Chief Executive Officer			87,093	(3)	5,148,859	(3)
Robert A. Hagemann	85,713	2,735,886	9,946	(1)	554,887	(1)
Senior Vice President and			25,161	(2)	1,519,221	(2)

Chief Financial Officer			35,107	(3)	2,074,108	(3)
Jon R. Cohen			3,226	(1)	178,543	(1)
Senior Vice President and
Chief Medical Officer
Joan E. Miller			5,914	(1)	329,942	(1)
Senior Vice President			13,328	(2)	804,745	(2)

Hospital and			19,242	(3)	1,134,687	(3)
Pathology Services
Wayne R. Simmons			4,785	(1)	266,950	(1)
Vice President			10,246	(2)	618,653	(2)

Operations			15,031	(3)	885,603	(3)

(1)	Restricted shares that vested during 2010 and restricted share units that vested and were paid during 2010.

(2)	Performance share awards that were earned based on the performance period ending on December 31, 2009 and were determined and paid during 2010.

(3)	Total of (1) and (2).

2010 Pension Benefits Table

The executive officers do not participate in a Company-sponsored tax-qualified defined benefit plan. Dr. Mohapatra is the only executive officer covered by a Company-sponsored nonqualified defined benefit plan.

On December 14, 2004, pursuant to the Company’s employment agreement with Dr. Mohapatra, the Board adopted a Supplemental Executive Retirement Plan (the “SERP”) covering Dr. Mohapatra. Under the SERP, as most recently amended in 2008, Dr. Mohapatra will be entitled to an annual retirement benefit equal to (1) 1.5% (or 2.2% for Years of Credited Service after July 31, 2006) times (2) the average of his final average compensation (base salary plus regular annual bonus) for the highest three complete consecutive calendar years in the last five complete calendar years prior to the date of his termination times (3) his Years of Credited Service. Under the SERP, “Years of Credited Service” is equal to 1.13 times the number of completed calendar months of employment with the Company, whether or not consecutive, divided by 12. If Dr. Mohapatra’s employment is terminated by the Company other than for “cause” or is terminated by Dr. Mohapatra for “good reason” on or after he attains age 60 and before the date he attains age 62, then Dr. Mohapatra will be credited with additional months of Credited Service equal to the excess, if any, of (i) the number of months of severance benefits he is eligible to receive under the employment agreement (that is 24 months, or 36 months in the event of a change in control) over (ii) the number of months of service Dr. Mohapatra has completed from the date he attained age 60 through the date of termination of his employment. Dr. Mohapatra turned 61 years old during 2010.

If Dr. Mohapatra’s SERP benefit is payable before he reaches age 62, the amount will be reduced by 0.5% for each month that the benefit starting date precedes Dr. Mohapatra’s 62nd birthday, except in the case of termination upon death or disability, without Cause, for Good Reason or as a result of the Company’s decision not to renew the employment agreement. Unless Dr. Mohapatra elects otherwise in compliance with Section 409A of the Internal Revenue Code, his benefit will be payable in a lump sum. The benefits received by Dr. Mohapatra under the SERP are not subject to reduction for Social Security or to any other offset. In addition, with the adoption of the SERP, Dr. Mohapatra waived continuing participation in the Supplemental Deferred Compensation Plan (“SDCP”) for 2005 and thereafter.

The following table shows the present value of the accumulated benefit at December 31, 2010 for Dr. Mohapatra under the SERP based on the assumption that he remains in service until age 62, at which age there would not be any actuarial reduction in his benefit.

Name and Principal Position	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Surya N. Mohapatra	SERP	13.5	(1)	9,062,910	—
Chairman, President and
Chief Executive Officer

(1)

Under the SERP, Dr. Mohapatra has 11 years and 11 months of service as of December 31, 2010. Pursuant to the terms of the SERP, the Years of Credited Service is 1.13 times his actual years of service (in each case prorated on a monthly basis). Approximately $1,042,640 of the present value of accumulated benefit shown in the table is attributable to the enhancement of Dr. Mohapatra’s credited service.

(2)

The present value of accumulated benefits was determined using December 31, 2010 as the measurement date and the following assumptions for financial reporting purposes: (i) discount rate equal to 5.11%; (ii) retirement age is assumed to be the unreduced retirement age as defined in the plan (age 62); and (iii) 1994 GAR unisex mortality.

2010 Nonqualified Deferred Compensation Table

The following table provides information regarding participation by the named executive officers in the SDCP, the Company’s plan that provides for the deferral of compensation on a basis that is not tax-qualified. All named executive officers are eligible to participate in the SDCP, other than (for years 2005 and thereafter) Dr. Mohapatra. Under the SDCP, participants may defer up to 50% of their eligible cash compensation in excess of the Internal Revenue Service limit on compensation eligible for the 401(k) plan. In addition, participants may defer up to 95% of their annual incentive compensation in excess of the Internal Revenue Service limit on compensation eligible for the 401(k) plan. The Company provides a 100% matching credit on amounts deferred up to a maximum of 6% of eligible cash compensation, and may, in its discretion, credit additional amounts to a participant’s account. The SDCP is a non-qualified plan under the Internal Revenue Code and does not provide for guaranteed returns on plan contributions. A participant’s deferrals, together with Company matching credits, are adjusted for earnings or losses measured by the rate of return on the notional investments available under the plan to which participants allocate their accounts. Participants may change investment elections, selecting from among investment options offered under the SDCP, on any business day. Distributions are made after termination of employment or on a date, selected by the participant, prior to the termination of employment.

Name and Principal Position	Executive Contributions in 2010 ($)(1)	Registrant Contributions in 2010 ($)(2)		Aggregate Earnings in 2010 ($)(3)	Aggregate Balance at 12/31/10 ($)(4)
Surya N. Mohapatra	—	—		233,222	3,154,740
Chairman, President and
Chief Executive Officer
Robert A. Hagemann	652,262	56,830		(316,192)	3,669,443
Senior Vice President and
Chief Financial Officer
Jon R. Cohen	12,783	21,668	(5)	3,313	37,764
Senior Vice President and
Chief Medical Officer
Joan E. Miller	297,961	35,755		71,945	1,103,714
Senior Vice President
Hospital and Pathology Services
Wayne R. Simmons	34,858	34,858		29,207	325,053
Vice President
Operations

(1)

Amounts deferred under the SDCP at the election of the named executive officer. These amounts are included in the “2010 Summary Compensation Table” on page 28 in 2010 salary, 2010 bonus and 2009 non-equity incentive plan compensation (payable in 2010).

(2)	Except as set forth in footnote 5, Company matching credits to the SDCP. These amounts are included in the column “All Other Compensation” in the “2010 Summary Compensation Table” on page 28.

(3)	Earnings (losses) on SDCP accounts. These earnings (losses) are not required to be reported as compensation in the “2010 Summary Compensation Table.”

(4)

All amounts contributed by a named executive officer and by the Company in prior years have been reported in the summary compensation table in our previously filed proxy statements in the year earned, to the extent that the executive was named in such proxy statement and the amounts were so required to be reported in such tables.

(5)	The amount shown includes a discretionary Company contribution of $8,885 to compensate for a crediting shortfall in 2009 resulting from an administrative error.

2010 Potential Payments Upon Termination or Change in Control

Dr. Mohapatra

Dr. Mohapatra is the only named executive officer who has an employment agreement with the Company. We describe the general terms of Dr. Mohapatra’s Employment Agreement on page 30. Described below are the benefits payable to Dr. Mohapatra on termination of employment pursuant to the Employment Agreement, SERP and applicable stock option, restricted share and performance share awards.

Upon a termination by death or “disability,” Dr. Mohapatra (or his estate) is entitled to receive a pro rata target bonus for the year of termination payable in a lump sum. Dr. Mohapatra (or his estate) also is entitled to receive three years of salary and target bonus and his target annual bonus award (including the stock and cash components) earned during employment but unpaid, which amounts are payable in a lump sum in the case of death and in equal monthly installments in the case of “disability” (offset in the case of disability by certain disability benefits, to the extent permitted under Section 409A of the Internal Revenue Code). Also, Dr. Mohapatra and his eligible dependents would remain covered under employee and welfare plans offered by the Company to its senior executive officers (“Benefit Plans”) for three years in the case of death and until the earlier of the third anniversary of the date of termination and the date on which Dr. Mohapatra obtains comparable coverage from subsequent employment in the case of “disability.” In addition, Dr. Mohapatra (or, following his death, his surviving spouse) would be entitled to pension benefits under the SERP, and the reduction in benefits that would normally apply if Dr. Mohapatra terminates employment before age 62 would not apply.

If the Company terminates Dr. Mohapatra’s employment without “cause,” or if Dr. Mohapatra resigns for “good reason” or upon non-renewal of the Employment Agreement by the Company prior to 2012, Dr. Mohapatra is entitled to receive (1) salary and target bonus payable in equal monthly installments for two years; (2) any unpaid target annual bonus award (including the stock and cash components) earned during employment; (3) continued coverage for Dr. Mohapatra and his eligible dependents under the Benefit Plans until the earlier of the second anniversary of the date of termination and the date on which he obtains comparable coverage from subsequent employment; and (4) pension benefits under the SERP (without application of the reduction in benefits that would normally apply if Dr. Mohapatra terminates employment before age 62). If Dr. Mohapatra’s termination is within 90 days prior to or two years following a “change in control,” the benefit coverage period shall be three years rather than two years, and the payment under clause (1) above will equal three (rather than two) times base salary and target bonus, payable in 24 monthly installments (or, if the termination occurs following a change in control that qualifies as a “change in control event” for purposes of Section 409A of the Internal Revenue Code, payable in a lump sum in lieu of monthly installments). If Dr. Mohapatra becomes entitled to severance for a termination that occurs within 90 days prior to or two years following a “change in control” and the severance is paid in monthly installments, then the Company is required to fund a trust in the amount of the aggregate severance due (including for this purpose any pro-rata target bonus); the trust must be funded no later than the date the first severance payment is due. Dr. Mohapatra also shall be entitled to gross-up payments for excise taxes, if applicable. No severance benefits are payable solely on a “change of control” except to the extent that Dr. Mohapatra’s employment is terminated as described above. However, certain “change of control” transactions would constitute “good reason” entitling Dr. Mohapatra to terminate his employment and receive severance benefits.

Upon a “change in control,” all of Dr. Mohapatra’s outstanding equity awards immediately vest; upon a termination by death, all outstanding stock options, earned shares of incentive stock and other awards granted by the Company to Dr. Mohapatra immediately vest; upon a termination for disability, all outstanding stock options and restricted shares immediately vest and earned performance shares will be issued; upon a termination without “cause” by the Company or by Dr. Mohapatra for “good reason,” or a termination as a result of non-renewal of the Employment Agreement on December 31, 2011, all outstanding stock options and restricted shares continue to vest until the second anniversary of such termination (or the third anniversary if such termination is within 90 days prior to a “change in control”) and earned performance shares continue to vest until the second anniversary of such termination (or, if the termination occurs within 90 days prior to a “change in control,” all earned performance shares will vest). In all such cases, vested stock options remain exercisable for their original term.

The Employment Agreement defines the following terms as follows:

•	“cause” means (1) conviction of Dr. Mohapatra for a felony or (2) his commission of fraud or theft against, or embezzlement from, the Company.

•	“disability” means the inability of Dr. Mohapatra, due to physical or mental incapacity, to substantially perform his duties for the Company for a period exceeding 120 consecutive days.

•

“good reason” generally includes, without Dr. Mohapatra’s prior written consent (except in the case of a “change in control,” as described below), (1) a material reduction in his position, duties, responsibilities, and status with the Company, (2) his removal from the position of President and Chief Executive Officer or as Chairman of the Board, (3) any change in his title, (4) relocation more than 75 miles commuting distance from Teterboro, New Jersey, Lyndhurst, New Jersey or New York, New York, (5) a reduction in base salary, annual target bonus opportunity or benefits, (6) a “change in control” (whether or not Dr. Mohapatra consents), (7) a material breach by the Company of the Employment Agreement, (8) any adverse change to the SERP or (9) a failure by the Company to secure written assumption of the Employment Agreement by a successor of the Company after a merger, consolidation or transfer of substantially all of its assets.

•

“change in control” generally includes (1) shareholder approval of a sale or disposition of all or substantially all of the Company’s assets or business or a plan of partial or complete liquidation, (2) shareholder approval of (i) a merger or consolidation in which Dr. Mohapatra will not be the chief executive officer of the surviving entity (if it is a publicly traded company) or of its publicly traded parent (if any) or (ii) a merger or consolidation in which the Company’s shareholders immediately prior to such transaction hold less than 50% of the voting power of the resulting entity (and, in the case of any transaction described in clause (1) or (2), the transaction is completed substantially in accordance with the terms approved by the shareholders and Dr. Mohapatra is not required to be identified in any United States securities law filing solely as a result of being a person or member of a “group” that is effecting the transaction), (3) the acquisition by any third party of at least 40% of the voting power of the outstanding shares of capital of the Company in a transaction not covered by clause (2) following which the Company ceases to be an independent public company or there is material diminution of Dr. Mohapatra’s position, duties or responsibilities, a breach of the

Employment Agreement or an event giving rise to a “good reason” for termination by Dr. Mohapatra, or (4) during any period of not more than two consecutive years, individuals who at the beginning of such period were the Board of Directors and new directors (other than new directors designated by a party who has entered into an agreement with the Company to effect a transaction described in (1), (2) or (3) above) whose election was approved in a Board resolution by Dr. Mohapatra or whose election by the Board or nomination for election by the shareholders was approved by at least a majority of the directors still in office who either were directors at the beginning of the period or whose election or nomination was previously approved as described above, cease for any reason to constitute at least a majority of the Board.

If we terminate Dr. Mohapatra’s employment for “cause,” or if Dr. Mohapatra voluntarily terminates employment other than for “good reason,” Dr. Mohapatra is not entitled to any severance benefits. In the case of a termination for cause, Dr. Mohapatra would forfeit all equity awards as of his termination date, including vested awards. In the case of a voluntary termination not for good reason, he would remain entitled to exercise vested stock options, to receive vested and earned restricted shares and performance shares, and to immediate vesting of a pro-rata portion (based on the date of his termination) of his unvested equity awards. Dr. Mohapatra is vested in his SERP and would retain that benefit notwithstanding his termination. In addition, on any termination Dr. Mohapatra is entitled to receive benefits available generally to exempt employees, such as distributions under the 401(k) plan and SDCP. For Dr. Mohapatra’s account balances under the SDCP, see “2010 Nonqualified Deferred Compensation Table” beginning on page 33.

The following table provides information concerning the potential payments to Dr. Mohapatra under his Employment Agreement, SERP and applicable stock option, restricted share and performance share awards for the circumstances listed in the table assuming a December 31, 2010 termination date and using the closing price of the Company’s common stock as of December 31, 2010, which was $53.97.

Executive Benefits and Payments Upon Termination	Death ($)		Disability ($)		Involuntary Termination Without Cause by the Company or by the Executive for Good Reason— No change in control ($)		Involuntary Termination Without Cause by the Company or by the Executive for Good Reason— Change in control ($)
Compensation:
Cash Compensation	9,233,415	(1)	9,233,415	(1)	6,155,610	(2)	9,233,415	(1)
Long Term Incentives
Accelerated Vesting of Stock Options (3)	253,394		253,394		253,394		253,394
Accelerated Vesting of Performance Shares (4)	2,898,945		2,898,945		2,755,438		3,365,003
Accelerated Vesting of Restricted Shares (5)	3,766,121		3,766,121		3,550,875		3,766,121
Benefits:
SERP (6)	—	(7)	701,170		701,170		1,653,960
Benefits (includes medical, life, disability, and 401(k) match) (8)	210,000		210,000		140,000		210,000
280G Tax Gross-up	—		—		—		—

Total	16,361,875		17,063,045		13,556,487		18,481,893

(1)

Represents three times base salary and target annual incentive per the terms of the Employment Agreement. Excludes annual incentive compensation under the SMIP payable in respect of 2010 but unpaid as of December 31, 2010 (the amount of the annual incentive compensation under the SMIP for 2010 is set forth in the “2010 Summary Compensation Table” beginning on page 28). The cash severance is paid in a lump sum within 30 days following the date of termination, except in the case of disability, termination within 90 days prior to a change in control or termination upon or within 2 years following a change in control that does not qualify as a “change in control event” under Section 409A of the Internal Revenue Code, in all of which cases it is paid in monthly installments. Any cash payments made to Dr. Mohapatra upon termination due to disability shall be reduced by the cash payments received by Dr. Mohapatra from the Company’s disability benefit plans or under the Social Security disability insurance program to the extent permitted under Section 409A.

(2)

Represents two times base salary and target annual incentive per the terms of the Employment Agreement. Excludes annual incentive compensation under the SMIP payable in respect of 2010 but unpaid as of December 31, 2010 (the amount of the annual incentive compensation under the SMIP for 2010 is set forth in the “2010 Summary Compensation Table” beginning on page 28). The cash severance is paid in monthly installments.

(3)

Represents the value of accelerated “in the money” stock options using the year end closing share price of $53.97, excluding options that would have been vested as a result of monthly proration on a voluntary termination without any right to severance benefits.

(4)

Represents the value of accelerated performance shares using the year end closing share price of $53.97, excluding performance shares that would have been vested as a result of monthly proration on a voluntary termination without any right to severance benefits. Performance shares for the performance period ended December 31, 2010 are based on shares actually earned. Performance shares for performance periods ending after December 31, 2010 are based on target, except that, for termination without Cause or for Good Reason following a Change in Control, the amount shown represents the greater of (i) the number of performance shares that would be earned based on Company performance through December 31, 2010 and (ii) the target number of performance shares.

(5)

Represents the value of accelerated restricted shares using the year end closing price of $53.97, excluding restricted shares that would have been vested as a result of monthly proration on a voluntary termination without any right to severance benefits.

(6)

Represents the present value of benefits payable under the SERP assuming that Dr. Mohapatra’s employment terminated on December 31, 2010, excluding benefits payable upon a voluntary termination that does not trigger payment of severance benefits. The amount reported under the column “Disability” is based on the assumption that the Company terminated Dr. Mohapatra’s employment as of December 31, 2010 due to disability (as defined in Dr. Mohapatra’s employment agreement). If termination for disability were initiated by Dr. Mohapatra, the incremental benefit under the SERP would be approximately $272,000. The assumptions used for calculating benefits payable under the SERP are: lump sum rate equal to 5.48%; and 1994 GAR unisex mortality.

(7)

In accordance with the terms of the SERP describing death in active service, the benefit payable to Dr. Mohapatra’s surviving spouse is calculated as 50% of the amount that Dr. Mohapatra would have received had he retired on the date of death with no reduction for early retirement, selected the 50% Joint and Survivor Annuity option, and then died. Because the amount payable to Dr. Mohapatra’s surviving spouse is less than the benefit payable upon a voluntary termination without any right to severance benefits, the amount shown is zero.

(8)	Represents the estimated cost of continuation of Benefit Plans as described in the Employment Agreement for three years (two years in the case of involuntary termination with no change in control).

Other Named Executive Officers

Except for Dr. Mohapatra’s benefits described above, the named executive officers are not entitled to any benefits upon death or disability beyond what is available to other exempt employees, including vesting in stock options, restricted shares, restricted share units and earned performance shares, life insurance benefits and benefits under the Company’s disability plans and distributions under the 401(k) plan and SDCP. For the account balances of each named executive officer under the SDCP, see “2010 Nonqualified Deferred Compensation Table” beginning on page 33.

The Company’s Executive Officer Severance Plan (the “Severance Plan”) covers all named executive officers except Dr. Mohapatra, whose severance provisions are established in his Employment Agreement. The Severance Plan provides the named executive officers, except Dr. Mohapatra, with the following severance benefits in connection with a “qualifying termination.” A “qualifying termination” is defined in the Severance Plan to mean a termination of employment: (1) prior to a “change in control,” by the Company other than for “cause;” and (2) after a “change in control,” by the Company other than for “cause” or by the executive officer for “good reason.”

Unless the “qualifying termination” occurs in connection with a “change in control,” the severance benefit for Schedule A participants in the Severance Plan generally is a lump sum equal to two times the executive officer’s annual base salary at the annual rate in effect on the date of termination of employment plus two times the annual award of variable compensation at the most recent target level. For Schedule B participants, the severance benefit multiplier is one times, rather than two times, annual base salary plus annual target award of variable compensation. Mr. Hagemann, Dr. Miller and Mr. Simmons are Schedule A participants, and Dr. Cohen is a Schedule B participant, in the Severance Plan.

The executive officer and eligible dependents would also be entitled to coverage under the Company’s group medical and life insurance benefit programs on the same terms the Company provides to similarly situated executives for up to 18 months (in the case of Schedule A participants) or up to 12 months (in the case of Schedule B participants) following termination of employment. In addition, the executive officer is entitled to receive outplacement assistance for one year and a lump sum payment equal to the amount of any matching contributions or credits made by the Company to the Company’s 401(k) plan and the SDCP on behalf of the executive officer during the year preceding termination.

Generally, executive officers are not entitled to cash severance benefits on a “change of control” but stock options, restricted share, restricted share unit and performance share grants vest on a change of control (as defined under “Key Terms of Equity Awards Granted in 2010” beginning on page 30), death or disability. However, the cash payments due on an involuntary termination by the Company without “cause”

or by the named executive officer for “good reason” are increased if the termination occurs in connection with a “change of control.”

If the “qualifying termination” occurs during the 24-month period following a “change in control,” or under certain conditions during the 6-month period prior to a “change in control” in anticipation thereof, the severance benefit for Schedule A participants in the Severance Plan will be a lump sum equal to three times the executive officer’s annual base salary and three times the annual award of variable compensation at the most recent target level. For Schedule B participants, the multiplier is two times, rather than three times, the relevant amount. In addition, the executive officer would receive a prorated lump sum payment equal to the target incentive award for the year of termination. The executive officer and eligible dependents would be entitled to coverage under the Company’s group medical and life insurance programs for up to 18 months (Schedule A participants) or up to 12 months (Schedule B participants) following termination of employment. In addition, the executive officer is entitled to receive outplacement assistance for one year and a lump sum payment equal to the amount of any matching contributions or credits made by the Company to the Company’s 401(k) plan and the SDCP on behalf of the executive officer during the year preceding termination. Schedule A participants, but not Schedule B participants, are also entitled to receive a tax gross-up payment for any parachute excise tax incurred unless a reduction by not more than 5% of the portion of the payment considered to be parachute payments would result in no excise tax being incurred.

If an executive officer terminates employment with rights to receive severance, other than in the case of a “change of control,” the executive officer would immediately vest in any outstanding options, restricted share, restricted share unit and performance share grants that would have otherwise vested if the executive officer had remained employed for an additional twelve months.

The Severance Plan uses the following defined terms:

•

“Cause” means the executive officer’s (1) willful and continued failure to perform duties, (2) willfully engaging in illegal conduct or gross misconduct, (3) engaging in conduct or misconduct that materially harms the reputation or financial position of the Company, (4) obstruction or failure to cooperate with any investigations, (5) commission of a felony, or (6) being found liable in any SEC or other civil or criminal securities law action.

•

“Change in control” generally includes the following: (1) the acquisition by a person of 40% or more of the voting stock of the Company, (2) a merger or similar form of corporate transaction unless more than 50% of the total voting power of the resulting corporation is represented by Company voting securities that were outstanding immediately prior to the transaction, (3) a majority of our Board of Directors is replaced with directors who are not approved or recommended by the current board, or (4) the Company’s shareholders approve a complete liquidation or dissolution or the sale of substantially all of the assets of the Company to an unaffiliated entity.

•

“Good reason” includes (1) any material adverse changes in the duties, responsibilities or status of the executive officer, (2) a material reduction in base salary or annual performance incentive target or equity incentive compensation target opportunities, (3) relocation more than 50 miles from the executive officer’s original location and which increases the executive officer’s commute by more than 50 miles, (4) the Company’s failure to continue any significant compensation and benefit plans or (5) the Company’s failure to obtain the assumption of the Company’s obligations from any successor.

The following table provides information regarding the potential payments that would become payable to each named executive officer listed below on an involuntary termination not for “cause” and not in connection with a “change in control.” The table assumes a December 31, 2010 termination date and assumes the closing price of the Company’s common stock as of December 31, 2010, which was $53.97.

Name	Cash Compensation ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Performance Shares ($)(3)	Accelerated Vesting of Restricted Stock ($)(4)	Benefits ($)(5)	Total ($)
Robert A. Hagemann	2,117,474	103,745	757,847	894,688	140,000	4,013,754
Jon R. Cohen	930,188	27,601	478,012	449,777	80,000	1,965,578
Joan E. Miller	1,703,808	67,158	470,025	546,482	120,000	2,907,473
Wayne R. Simmons	1,513,086	47,594	368,237	433,818	110,000	2,472,735

(1)

Represents two times or one times (depending on whether the executive is a Schedule A or Schedule B participant in the Severance Plan) the sum of base salary plus the target annual incentive, payable at the same time annual incentives are ordinarily paid to similarly situated executives.

(2)

Represents the value of accelerated “in the money” stock options that would have vested if the executive had remained employed through December 31, 2011 (such date being the first anniversary of the executive’s assumed termination date of December 31, 2010), excluding options that would have vested as a result of monthly proration on a voluntary termination without any right to severance benefits. Options are valued using the year-end closing share price of $53.97.

(3)

Represents the value of accelerated performance shares that would have vested if the executive had remained employed through December 31, 2011, excluding performance shares that would have vested as a result of monthly proration on a voluntary termination without any right to severance benefits. Performance shares for the performance period ended December 31, 2010 are based on shares actually earned; performance shares for performance periods ending subsequent to December 31, 2010 are based on target. Performance shares are valued using the year-end closing share price of $53.97.

(4)

Represents the value of accelerated restricted shares and restricted share units that would have vested if the executive had remained employed through December 31, 2011, excluding restricted shares and restricted share units that would have vested as a result of monthly proration on a voluntary termination without any right to severance benefits. Restricted shares and restricted share units are valued using the year-end closing share price of $53.97.

(5)

Includes the cost of group medical and life insurance coverage to the participant to the same extent as the Company pays for such coverage for similarly situated executives. Also includes estimated cost of outplacement services for one year and an amount, payable in a lump sum, equal to any matching contributions or credits made by the Company on behalf of the participant to the 401(k) plan and the SDCP during the year preceding the date of termination.

The following table provides information regarding the potential payments that would become payable to each named executive officer listed below on a termination for “good reason” or an involuntary termination not for “cause” in connection with a “change in control.” The table assumes a December 31, 2010 termination date and assumes the closing price of the Company’s common stock as of December 31, 2010, which was $53.97.

Name	Cash Compensation ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Performance Shares ($)(3)	Accelerated Vesting of Restricted Stock ($)(4)	Benefits ($)(5)	280G Tax Gross Up ($)	Total ($)
Robert A. Hagemann	3,176,211	113,235	1,399,098	1,565,744	140,000	—	6,394,288
Jon R. Cohen	1,860,375	39,100	902,432	972,162	80,000	N/A	3,854,069
Joan E. Miller	2,555,712	72,801	873,800	976,938	120,000	—	4,599,251
Wayne R. Simmons	2,269,629	52,211	680,229	760,296	110,000	1,795,682	5,668,047

(1)

Represents three times or two times (depending on whether the executive is a Schedule A or Schedule B participant in the Severance Plan) the sum of base salary and target annual incentive. Excludes annual incentive compensation payable in respect of 2010 but unpaid as of December 31, 2010 (the amount of the annual incentive compensation for 2010 is set forth in the “2010 Summary Compensation Table” beginning on page 28).

(2)

Represents the value of accelerated “in the money” stock options using the year end closing share price of $53.97, excluding options that would have been vested as a result of monthly proration on a voluntary termination without any right to severance benefits. All outstanding stock options vest upon a “change in control.”

(3)

Represents the value of accelerated performance shares using the year end closing share price of $53.97, excluding performance shares that would have been vested as a result of monthly proration on a voluntary termination without any right to severance benefits. Performance shares for the performance period ended December 31, 2010 are based on shares actually earned. Performance shares for performance periods ending after December 31, 2010 represent the greater of (i) the number of shares that would be earned based on Company performance through December 31, 2010 and (ii) the target number of performance shares. Performance share awards cease to be subject to a service-based vesting requirement upon a “change in control.”

(4)

Represents the value of accelerated restricted shares and restricted share units using the year end closing share price of $53.97, excluding restricted shares and restricted share units that would have vested as a result of monthly proration on a voluntary termination without any right to severance benefits. All outstanding restricted share and restricted share unit awards vest upon a “change in control.”

(5)

Includes the cost of group medical and life insurance coverage to the participant to the same extent as the Company pays for such coverage for similarly situated executives. Also includes estimated cost of outplacement services for one year and an amount, payable in a lump sum, equal to any matching contributions made by the Company on behalf of the participant to the 401(k) plan and the SDCP during the year preceding the date of termination.

If the employment of a named executive officer (other than Dr. Mohapatra, whose benefits are described at page 34) had terminated by reason of death or disability on December 31, 2010, the executive would have been entitled to accelerated vesting of stock options and restricted stock (including restricted share units) in the same amounts shown in the foregoing table, and would have been entitled to accelerated vesting of performance shares in an amount less than that shown in the table.

The named executive officers are not entitled to any severance benefits under the Severance Plan on a voluntary termination unless the voluntary termination is in connection with a “change in control” and is for “good reason.” In the case of any termination (other than for termination for cause), each named executive officer is entitled to exercise vested stock options, to receive vested and earned restricted shares, restricted share units and performance shares, and to immediate vesting of a pro-rata portion (based on the date of the officer’s termination) of the officer’s unvested equity awards. In addition, on any termination, each named executive officer is entitled to receive benefits available generally to exempt employees, such as distributions under the 401(k) plan and SDCP. For the account balances of each named executive officer under the SDCP, see “2010 Nonqualified Deferred Compensation Table” beginning on page 33.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that all required reports have been timely filed since January 1, 2010 under the SEC’s rules for reporting transactions by executive officers, directors and persons who own more than 10% of our common stock, except that a Form 4 to report a share transfer by Michael E. Prevoznik inadvertently was filed one day late.

ADDITIONAL MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Proposal No. 2—Ratification of Appointment of the Company’s Independent Registered Public Accounting Firm

The Audit and Finance Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2011 and presents this appointment to the shareholders for ratification. If the appointment is not ratified, the Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interest of the Company and its shareholders. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit and Finance Committee has established policies and procedures to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the annual audit, management submits to the Committee for approval a schedule of all proposed services expected to be rendered during the year for audit, audit-related, tax and all other services. The Committee pre-approves the services by category, with specific dollar value limits for each category. During the year, if it becomes desirable to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, such services will be presented to the Committee for approval. The Committee also has delegated to its chair the authority to pre-approve services, subject to certain dollar limitations. Pre-approvals by the Committee chair are communicated to the Committee at its next scheduled meeting.

Fees and Services of PricewaterhouseCoopers LLP

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009 were:

	2010 ($)	2009 ($)
Audit Fees	2,905,708	3,146,379
Audit Related Fees	45,331	6,000
Tax Fees	92,597	74,672
All Other Fees	4,500	1,605

Total Fees	3,048,136	3,228,656

Audit Fees were for services including professional services rendered for the audits of the Company’s consolidated financial statements; statutory audits and subsidiary audits; issuance of comfort letters related to financing transactions; assistance with review of documents filed with the SEC; and professional services rendered for the audit of the Company’s internal control over financial reporting.

Audit Related Fees were for due diligence related to mergers and acquisitions, and assurance services related to employee benefit plans.

Tax Fees were for services related to tax compliance, including preparation of tax returns and claims for refunds. Such services are primarily for non-U.S. tax matters. Tax Fees also include services related to tax planning and tax advice, including assistance with and representation before U.S. and certain non-U.S. tax authorities, of $34,849 and $14,190 in 2010 and 2009, respectively. None of these fees related to tax planning for any of the Company’s executive officers.

All Other Fees were for software licenses related to access to on-line technical accounting and reporting resource materials.

Report of The Audit and Finance Committee

The primary purpose of the Audit and Finance Committee of the Board of Directors is (1) to assist in the Board’s oversight of (a) the quality and integrity of the Company’s financial statements and related disclosures, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence, and (d) the performance of the Company’s internal audit function and independent registered public accounting firm, and (2) to provide advice to the Board on financing activities and other financial matters. The Board of Directors has adopted a written charter setting out the Committee’s functions. The charter is available at www.QuestDiagnostics.com/governance.

The Audit and Finance Committee meets with management periodically to consider the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting. The Committee also regularly meets privately with the Company’s independent registered public accounting firm and with the appropriate Company personnel and internal auditors to discuss these matters. The Company’s internal auditors and independent registered public accounting firm have unrestricted access to the Committee. In addition, as part of the Committee’s finance activities, the Committee reviews the Company’s financing plans and other significant financial policies and actions, and makes recommendations to the Board to approve certain actions. The Committee also appoints the independent registered public accounting firm and periodically reviews the firm’s performance and independence from management and pre-approves all audit and non-audit services, if any, provided by the independent registered public accounting firm.

Management is responsible for the Company’s financial statements and the overall reporting process, including the effectiveness of the Company’s system of internal control over financial reporting. Management also is responsible for maintaining the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discusses with the Committee any issues they believe should be raised. The independent registered public accounting firm also annually audits the effectiveness of internal control over financial reporting. In the performance of its oversight role, the Committee reviewed the Company’s audited financial statements and met with both management and PricewaterhouseCoopers LLP, the independent registered public accounting firm, to discuss those financial statements. The members of the Committee are not full-time Company employees and are not, and do not represent to be, performing the functions of auditors or accountants. Management represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

Management completed its documentation, testing and evaluation of the adequacy of the Company’s system of internal control over financial reporting as of December 31, 2010, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and its related rules and regulations. The Committee was apprised of the progress of the evaluation by both management and PricewaterhouseCoopers LLP, and provided oversight and advice to management during this process. At the conclusion of this process, management reviewed with the Committee its report on the effectiveness of the Company’s internal control over financial reporting.

The Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Securities and Exchange Commission, the New York Stock Exchange, and AU Section 380, as adopted by the Public Company Accounting Oversight Board. The Committee has received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Public Company Accounting Oversight Board rules, and has discussed the independence of PricewaterhouseCoopers LLP from the Company with PricewaterhouseCoopers LLP. In addition, the Committee reviewed all services provided by PricewaterhouseCoopers LLP to the Company, and the corresponding fees, in considering whether non-audit services were compatible with maintaining PricewaterhouseCoopers LLP’s independence from the Company and concluded that the non-audit services provided by PricewaterhouseCoopers LLP were compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Based on these reviews and discussions, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of Quest Diagnostics’ audited financial statements for the fiscal year ended December 31, 2010 in the Company’s Annual Report on Form 10-K. We also appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ended December 31, 2011 and are presenting the appointment to the shareholders for ratification.

Audit and Finance Committee Members

Gary M. Pfeiffer, Chairman
John C. Baldwin, M.D.
Jenne K. Britell, Ph.D.
Daniel C. Stanzione, Ph.D.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

Proposal No. 3—Advisory Vote on Executive Compensation

Section 14A of the Securities Exchange Act enables shareholders to vote to approve or not approve, on an advisory or non-binding basis, the resolution below regarding the executive officer compensation as disclosed in the Compensation Discussion and Analysis and accompanying executive compensation tables and narrative in this proxy statement:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure, is hereby APPROVED.

For the reasons highlighted below, and also discussed in the Compensation Discussion and Analysis beginning on page 18, the Board unanimously recommends a vote for this resolution.

•	Our executive compensation program aligns the interests of our executive officers with the interest of our shareholders.

•	The program is designed to pay for performance.

•	The program is balanced between short-term and long-term goals, and links compensation with achievement of those goals.

•

Our equity programs, including the vesting features of our equity awards, combined with our senior management share retention and ownership guidelines, are designed to link executive compensation to long-term performance.

•	Our annual cash incentives reward the achievement of annual performance, operating and strategic goals, both financial and non-financial.

•

Our executives are required to satisfy minimum share ownership guidelines, and all our employees are prohibited from entering into hedging transactions that result in a financial benefit if our stock price declines.

•	The program does not encourage excessive risk-taking by our executives.

•	The Company has a record of providing an executive officer compensation program that is strongly aligned with its performance.

This vote is advisory. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement. The Board and the Compensation Committee value the opinions of the Company’s shareholders and will take into account the outcome of the vote, in conjunction with such other factors as the Board and the Compensation Committee consider appropriate, in connection with the Company’s executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

Proposal No. 4—Advisory Vote on the Frequency of Executive Compensation Advisory Votes

As required by Section 14A of the Securities Exchange Act, you may vote, on an advisory or non-binding basis, on how often the Company will conduct a shareholder advisory vote on executive officer compensation. You may vote on whether you prefer an advisory vote every one, two, or three years, or to abstain.

For a number of reasons, including those set forth below, the Board unanimously recommends that the advisory vote on executive compensation required by Section 14A be conducted every three years.

•

As described in the Compensation Discussion and Analysis, the Company’s executive compensation program is reviewed annually and designed with a long-term focus. Key elements of the program include performance measures that require creation of shareholder value across economic cycles, long-term orientation of the pay mix to reward the disciplined long-term investments that are fundamental to our business model, and substantial linkage to long-term stock performance.

•	A three-year cycle will provide investors with sufficient time to evaluate the effectiveness of the Company’s incentive programs and compensation strategies.

•

Shareholders will be best served by periodic votes that afford the Board time to understand shareholder concerns that might be reflected in an advisory vote, deliberate and thoughtfully develop appropriate responses, and effectively implement those responses, and allow shareholders time to consider responsive changes.

•

More frequent votes on the program could foster a short-term focus, reduce the alignment of the compensation program with the Company’s strategies and undermine some of the program’s most thoughtful features.

The Board intends that its executive compensation program be responsive to shareholder concerns, and is always open to receive from shareholders specific concerns that they have regarding the program.

This vote is advisory. The Board and the Compensation Committee value the opinions of the Company’s shareholders and will take into account the outcome of the vote, in conjunction with such other factors as the Board and the Compensation Committee consider appropriate, when determining the frequency of future advisory votes on executive compensation.

THE BOARD RECOMMENDS A VOTE “FOR” CONDUCTING ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY THREE YEARS. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THREE YEARS WITH RESPECT TO THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

INFORMATION ABOUT OUR 2012 ANNUAL MEETING

Shareholders intending to present a proposal at the 2012 annual meeting and have it included in the Company’s proxy statement for that meeting must submit the proposal in writing to William J. O’Shaughnessy, Jr., Corporate Secretary, Three Giralda Farms, Madison, New Jersey 07940. We must receive your proposal by the close of business on December 9, 2011.

Shareholders intending to present a proposal at the 2012 annual meeting, but not to include the proposal in the Company’s proxy statement, or to nominate a person for director, must comply with the requirements set forth in our by-laws. The by-laws require, among other things, that our Corporate Secretary receive written notice from the record shareholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2012 annual meeting no earlier than January 18, 2012 and no later than February 17, 2012. The notice must contain the information required by the by-laws, a copy of which is available on our corporate governance website at www.QuestDiagnostics.com/governance or upon request from our Corporate Secretary.

OTHER INFORMATION

Consent to electronic delivery of annual meeting material

This proxy statement and the Annual Report are available on our website at www.QuestDiagnostics.com/investor. You can save the Company postage and printing expense by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. Your consent to electronic delivery of materials will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as cable, telephone and Internet access charges, for which you will be responsible.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on May 17, 2011: Our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2010 are available on our website at www.QuestDiagnostics.com/Investor.

MI2816

Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230

PLEASE SUBMIT YOUR PROXY BY PHONE OR BY INTERNET, OR RETURN THIS CARD AFTER SIGNING AND DATING IT.

Submit your proxy by Telephone Toll-free via touch-tone phone: 1-888-693-8683 Have your proxy card and follow instructions.	Submit your proxy by Internet Go to www.cesvote.com Have your proxy card and follow instructions.	Submit your proxy by Mail Return your proxy in the postage-paid envelope provided.

IMPORTANT
If you hold shares in a Quest Diagnostics employee benefit plan, your voting instructions for such shares must be received by 11:59 p.m. EDT on May 12, 2011, to assure that it is counted.

ê   If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing.   ê

The Quest Diagnostics Board of Directors recommends a vote FOR the nominees listed below.

1.	Election of Directors	FOR	AGAINST	ABSTAIN

	(1) William F. Buehler	❑	❑	❑

	(2) Daniel C. Stanzione, Ph.D.	❑	❑	❑

The Quest Diagnostics Board of Directors recommends a vote FOR Proposal 2.

2.	To ratify the appointment of our independent registered public accounting firm for 2011.

❑ FOR ❑ AGAINST ❑ ABSTAIN

The Quest Diagnostics Board of Directors recommends a vote FOR Proposal 3.

3.	Approval of the compensation of the named executive officers.

	❑ FOR	❑ AGAINST	❑ ABSTAIN

The Quest Diagnostics Board of Directors recommends 3 YEARS for Proposal 4.

4.	Recommendation of the frequency of shareholder votes on executive compensation.

	❑ 3 YEARS	❑ 2 YEARS	❑ 1 YEAR	❑ ABSTAIN

Signature

Signature (if held jointly)

Date:	, 2011

IMPORTANT – Please sign exactly as imprinted (do not print). When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder must sign.

Notice of 2011 Annual Meeting of Shareholders
QUEST DIAGNOSTICS INCORPORATED
Three Giralda Farms
Madison, New Jersey
May 17, 2011, 10:30 a.m. local time

At the meeting we will act on the following proposals:

•	electing two members of the Board of Directors;

•	ratifying the appointment of our independent registered public accounting firm for 2011;

•	conducting an advisory vote on executive compensation;

•	conducting an advisory vote on the frequency of executive compensation advisory votes; and

•	such other business as may properly come before the meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements and related proxy materials) over the Internet instead of receiving those documents in print. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. To give your consent to access materials electronically, follow the prompts when you submit a proxy by telephone or over the Internet, or contact Computershare, our transfer agent and registrar, using the contact details below.

SHAREHOLDER INFORMATION

If you are a registered shareholder and have questions regarding your Quest Diagnostics Incorporated stock, you may contact our transfer agent and registrar as follows:

Computershare 250 Royall Street Canton, MA 02021 Toll free telephone 800-622-6757 Email address: web.queries@computershare.com

ê   If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing.  ê

QUEST DIAGNOSTICS INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael E. Prevoznik and William J. O’Shaughnessy, Jr., and each of them, proxies with full power of substitution, to represent and to vote on behalf of the undersigned all the shares of common stock of Quest Diagnostics Incorporated that the undersigned is entitled in any capacity to vote if personally present at the 2011 Annual Meeting of Shareholders to be held on Tuesday, May 17, 2011, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF QUEST DIAGNOSTICS INCORPORATED.